Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
Starbase Corporation
by
Galaxy Acquisition Corp.,
a wholly owned subsidiary of
at
$2.75 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 8, 2002, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined in this Offer to Purchase) is being made pursuant to an Agreement and Plan of Merger, dated as of October 8, 2002 (the “Merger Agreement”), by and among Borland Software Corporation, a Delaware corporation (“Borland”), Galaxy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Borland (the “Purchaser”), and Starbase Corporation, a Delaware corporation (“Starbase”), pursuant to which, following the purchase by the Purchaser of shares of Starbase common stock, par value $0.01 per share, in the Offer and the satisfaction or waiver of each of the conditions to the Offer set forth in the Merger Agreement, the Purchaser will be merged with and into Starbase (the “Merger”), with Starbase surviving the Merger as a wholly owned subsidiary of Borland. As a result of the Merger, each outstanding share of Starbase common stock (other than shares owned by Borland, the Purchaser, Starbase or any wholly owned subsidiary of Borland or Starbase, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per share paid in the Offer in cash, without interest thereon.

Starbase’s board of directors has, at a meeting held on October 8, 2002, by the unanimous vote of all directors of Starbase, (i) determined that the Merger Agreement is advisable and is fair to, and in the best interests of, the stockholders of Starbase; (ii) approved the Offer and recommended to the stockholders of Starbase that they accept the Offer and tender their shares of Starbase common stock pursuant thereto; (iii) recommended that the stockholders of Starbase vote in favor of adoption of the Merger Agreement at any meeting of stockholders of Starbase that may be called to consider adopting the Merger Agreement; (iv) approved the Merger Agreement; and (v) acknowledged and approved the Tender and Voting Agreement (as defined in this Offer to Purchase). Accordingly, the Starbase board of directors unanimously recommends that the stockholders of Starbase tender their shares of Starbase common stock pursuant to the Offer and vote to adopt the Merger Agreement at any meeting of stockholders of Starbase that may be called to consider such adoption.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) that number of shares of Starbase common stock that, together with the shares then solely beneficially owned by the Purchaser and Borland (if any), represent a majority of the number of shares constituting the sum of all then outstanding shares plus all shares issuable upon the exercise of all then outstanding options with a per share exercise price that is equal to or less than the Offer Price (as defined in this Offer to Purchase) (which number of shares is referred to as Starbase’s “Adjusted Outstanding Shares” and which condition is referred to as the “Minimum Condition”). The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

A summary of the principal terms of Offer appears on pages 1 to 7. You should read this entire document carefully before deciding whether to tender your shares in the Offer.

October 11, 2002

IMPORTANT

Any stockholder of Starbase who desires to tender all or any portion of such stockholder’s shares of Starbase common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Mellon Investor Services LLC (the “Depositary”), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of Starbase Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Date of the Offer, or (ii) request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of Starbase with shares of Starbase common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

Any stockholder of Starbase who desires to tender shares of Starbase common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date of the Offer, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of Starbase Common Stock in the Offer) of this Offer to Purchase.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at its address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004

Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (866) 431-8993

SUMMARY TERM SHEET

We are Galaxy Acquisition Corp., and we are making an offer to purchase all of the outstanding shares of common stock of Starbase Corporation. The following are some of the questions you, as a stockholder of Starbase, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other Sections of this Offer to Purchase to direct you to the Sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my Starbase shares?

Our name is Galaxy Acquisition Corp. We are a Delaware corporation organized as a wholly owned subsidiary of Borland Software Corporation for the sole purpose of making a tender offer for the outstanding shares of common stock of Starbase. Borland is a leading global provider of software development and application infrastructure technologies. See Introduction and Section 9 (Certain Information Concerning the Purchaser and Borland) of this Offer to Purchase for more information about Borland and us.

How many shares of Starbase common stock are you offering to purchase?

We are making an offer to purchase all of the outstanding shares of common stock of Starbase. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of Starbase common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

We are offering to pay $2.75 per share, net to you, in cash (without interest) for each of your shares of Starbase common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of Starbase common stock that you are offering to purchase?

Yes. Our parent company, Borland Software Corporation, will contribute to us sufficient funds to pay for all of the shares of Starbase common stock that are accepted for payment by us in the offer and to make any payments for all of the shares of Starbase common stock that are not purchased in our offer and that will be converted into the right to receive $2.75 per share in cash in the merger described below, following the successful completion of our offer. Borland expects to use its cash on hand and cash equivalents to make this contribution. Our offer is not conditioned upon any financing arrangements or financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of Starbase common stock in your offer?

No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of Starbase common stock in our offer because:

•	cash is the only consideration that we are paying to the holders of Starbase common stock in connection with our offer;

•	we are offering to purchase all of the outstanding shares of Starbase common stock in our offer;

•	our offer is not subject to any financing arrangements or financing contingencies; and

•	Borland has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of Starbase common stock in our offer and the merger described below.

See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

How long do I have to tender my shares of Starbase common stock in your offer?

Unless we extend our offer, you will have until 12:00 midnight, New York City time, on Friday, November 8, 2002, to tender your shares of Starbase common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 1 (Terms of the Offer) and Section 2 (Procedures for Tendering Shares of Starbase Common Stock in the Offer) of this Offer to Purchase.

Under what circumstances can or must you extend your offer?

We are permitted to (but not required to) extend our offer beyond its initial expiration date of Friday, November 8, 2002:

•	for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to our offer;

•	for such amount of time as is reasonably necessary to cause all of the conditions to our offer to be satisfied; and

•
for an additional period of not more than 20 business days, if the sum of the number of shares of Starbase common stock that have been validly tendered and not withdrawn in our offer as of the scheduled or any extended expiration date of our offer, plus the number of shares of Starbase common stock then solely beneficially owned by Borland and us as of such date, represents a majority of the “adjusted outstanding shares” (as described below) but less than 90% of the adjusted outstanding shares of Starbase common stock as of such date.

In addition, we are required to extend our offer for 15 business days if all of the conditions to our offer, other than the minimum condition (as defined below) and the conditions relating to any foreign antitrust approvals and required consents, have been satisfied by 12:00 midnight, New York City time, on Friday, November 8, 2002, the initial expiration date of our offer, provided that such 15-business day extension may be for a single 15-business day period or for two or more shorter periods as we shall determine, and, if the minimum condition is satisfied at the end of any such period, we will not be required to further extend our offer.

See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

At our option, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance of shares tendered in our offer. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

If we extend our offer, we will inform the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

What are the most significant conditions to your offer?

We are not obligated to purchase any shares of Starbase common stock that are tendered in our offer unless, prior to the expiration of our offer (as it may be extended), the number of shares validly tendered in accordance with the terms of our offer and not properly withdrawn, together with the shares of Starbase common stock then solely beneficially owned by Borland and us, represents a majority of the number of shares constituting the sum of all then outstanding shares of Starbase common stock plus all shares of Starbase common stock issuable upon the exercise of all then outstanding options with a per share exercise price that is equal to or less than the Offer price (which number of shares we refer to in this Summary Term Sheet as the “adjusted outstanding shares” of Starbase, and which condition we refer to as the “minimum condition” in this Summary Term Sheet).

Our offer is not subject to any financing arrangements or financing contingencies, but it is subject to a number of other conditions, including with respect to the accuracy of Starbase’s representations and warranties in the merger agreement, Starbase’s compliance with its covenants set forth in the merger agreement, the absence of a material adverse effect on Starbase and the absence of a deterioration in Starbase’s cash flow or liquidity. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

Without Starbase’s consent, we can waive any condition to our offer, other than the minimum condition.

How do I tender my shares of Starbase common stock in your offer?

To tender all or any portion of your shares of Starbase common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, Mellon Investor Services LLC, or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of Starbase Common Stock in the Offer), prior to the expiration of our offer.

If you hold your shares of Starbase common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of Starbase common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq Stock Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of Starbase common stock in this manner, however, the Depositary must receive the required items within such three trading day period. See Section 2 (Procedures for Tendering Shares of Starbase Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

Yes.    You can withdraw some or all of the shares of Starbase common stock that you previously tendered in our offer at any time until the expiration date of our offer as it may be extended. Further, if we have not accepted your shares for payment by December 10, 2002, you can withdraw them at any time after December 10, 2002. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

To withdraw any shares of Starbase common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has Starbase’s board of directors approved your offer?

Yes.    Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 8, 2002, by and among Borland, Starbase and us. Starbase’s board of directors has, by the unanimous vote of all directors of Starbase:

•
determined that the merger agreement and the transactions contemplated thereby, including our offer and the merger contemplated by the merger agreement, are fair to and in the best interests of Starbase and its stockholders;

•	approved the merger agreement and the transactions contemplated thereby, including our offer and the merger contemplated by the merger agreement; and

•	declared that the merger agreement is advisable.

Accordingly, Starbase’s board of directors unanimously recommends that you accept our offer and tender your shares of Starbase common stock pursuant to our offer and, if required, vote to adopt the merger agreement.

The factors considered by Starbase’s board of directors in making the determinations and the recommendation described above are described in Starbase’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of Starbase with this Offer to Purchase.

SG Cowen Securities Corporation, which acted as the financial advisor to Starbase’s board of directors, delivered an opinion to Starbase’s board of directors, dated October 8, 2002, to the effect that, as of such date and subject to the qualifications, assumptions and limitations stated in its written opinion, the offer price to be paid to stockholders whose shares of Starbase common stock are accepted for payment in our offer and to be paid to stockholders in the merger was fair, from a financial point of view, to the holders of shares of Starbase common stock. Stockholders of Starbase are urged to, and should, carefully read Starbase’s Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of SG Cowen Securities Corporation in their entireties.

Have any stockholders of Starbase already agreed to tender their shares in your offer?

Yes.    All of Starbase’s directors and certain of its executive officers have entered into an agreement with Borland and us pursuant to which they have agreed, in their capacity as stockholders of Starbase, to tender all of their respective shares of Starbase common stock, as well as any additional shares of Starbase common stock that they may acquire (pursuant to Starbase stock options or otherwise), in our offer. As of October 8, 2002, such directors and executive officers held in the aggregate 81,985 shares of Starbase common stock, which represented approximately 0.94% of all then outstanding shares of Starbase common stock, including Starbase stock options with an exercise price less than the offer price.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of Starbase common stock in your offer?

If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into Starbase, provided that Borland may elect to delay consummation of the merger in order to permit Starbase to adopt a stock option plan for Starbase employees in accordance with applicable law. As a result of that merger, (i) all of the outstanding shares of Starbase common stock that are not tendered in our offer, other than shares that are owned by Borland, Starbase or us and any shares that are owned by stockholders who have properly and validly exercised appraisal rights under Delaware law in respect of their shares, will be canceled and converted into the right to receive $2.75 in cash and (ii) all of our issued and outstanding shares of capital stock that are owned by Borland will be converted into a number of shares of Starbase common stock equal to the number of shares of Starbase common stock (excluding any shares of Starbase common stock then held by Starbase or any wholly owned subsidiary of Starbase or held in Starbase’s treasury) issued and outstanding immediately prior to the completion of the merger, as a result of which Borland will own all of the issued and outstanding shares of Starbase.

Our obligation to merge with Starbase following the successful completion of our offer is conditioned on the requisite adoption of the merger agreement by Starbase’s stockholders under Delaware law having been obtained and no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and there not being any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal. If we successfully complete our offer, we will hold a sufficient number of shares of Starbase common stock to ensure that we will obtain the requisite adoption of the merger agreement by Starbase stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of Starbase common stock after purchasing shares in our offer, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to Starbase’s board of directors?

If we successfully complete our offer, under the merger agreement we are entitled to designate a number of individuals who will become directors of Starbase and would comprise a majority of the members of Starbase’s board of directors. In such case, Starbase has agreed to take all action necessary to ensure that our designees are elected or appointed to its board of directors. Therefore, if we successfully complete our offer, we will obtain control over the management of Starbase shortly thereafter. However, we have agreed in the merger agreement that we and Starbase will use commercially reasonable efforts to ensure that at least two of the members of Starbase’s board of directors, at all times prior to the completion of the merger, are individuals who were directors of Starbase and were not officers or employees of Starbase or any of its subsidiaries on October 8, 2002, the date of the merger agreement. After the election or appointment of the directors designated by us to Starbase’s board of directors and prior to the completion of the merger, under the terms of the merger agreement, the approval of the individuals who were directors of Starbase and were not officers or employees of Starbase or any of its subsidiaries on October 8, 2002 will be required to (i) amend or terminate the merger agreement on behalf of Starbase, (ii) extend the time for performance of, or waive compliance with, any of the agreements or conditions contained in the merger agreement for the benefit of Starbase, (iii) authorize any required or permitted consent or action by Starbase’s board of directors under the merger agreement or (iv) authorize any other action of Starbase under the merger agreement which adversely affects the holders of shares of Starbase common stock (other than Borland or us). See Section 12 (Purpose of the Offer; Plans for Starbase; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

If I decide not to tender my shares of Starbase common stock in your offer, how will your offer affect my shares?

If we successfully complete our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer, subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment.

Until such time, if ever, as we complete the merger, the number of stockholders of Purchaser and the number of shares of Starbase common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of Starbase common stock may no longer be eligible to be traded on the Nasdaq SmallCap Market or any other securities exchange, and Starbase may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for Shares of Starbase Common Stock; Nasdaq Listing of Shares of Starbase Common Stock; Exchange Act Registration of Shares of Starbase Common Stock; Margin Regulations) and Section 12 (Purpose of the Offer; Plans for Starbase; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

Are appraisal rights available in either your offer or the merger?

Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of Starbase common stock in our offer, however, and we purchase shares of Starbase common stock in our offer, appraisal rights will be available to you in connection with our merger with Starbase. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your shares based on a fair and independent appraisal of the value of your shares. This value may be more or less than the $2.75 per share that we are offering to pay you for your shares in the offer. See Section 12 (Purpose of the Offer; Plans for Starbase; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of Starbase common stock accepted for payment in your offer?

The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder having his shares of Starbase common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the offer (or converted into cash in the merger). See Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of Starbase common stock?

On October 8, 2002, the last trading day before Borland and Starbase announced that they had entered into the merger agreement, the last sale price of shares of Starbase common stock reported on the Nasdaq SmallCap Market was $0.80 per share; therefore, the offer price of $2.75 per share represents a premium of approximately 244% over the closing price of the Starbase shares before announcement of the merger agreement. On October 10, 2002, the last full trading day prior to the commencement of our offer, the last sale price of shares of Starbase common stock reported on the Nasdaq SmallCap Market was $2.68 per share. We advise you to obtain a recent quotation for shares of Starbase common stock when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Shares of Starbase Common Stock; Dividends on Shares of Starbase Common Stock) of this Offer to Purchase for more information.

Who can I contact if I have questions about your offer?

You should contact our Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer.

17 State Street, 10th Floor
New York, NY 10004

Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (866) 431-8993

To:     The Holders of Common Stock of Starbase Corporation:

INTRODUCTION

Galaxy Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Borland Software Corporation, a Delaware corporation (“Borland”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Starbase Corporation, a Delaware corporation (“Starbase”), at a price of $2.75 per share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase.

Tendering Starbase stockholders whose shares of Starbase common stock are registered in their own names and who tender their shares directly to Mellon Investor Services LLC, which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the sale of shares in the Offer. A stockholder of Starbase who holds shares of Starbase common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s shares to the Purchaser in the Offer.

The Purchaser will pay all fees and expenses of the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 8, 2002, by and among Borland, the Purchaser and Starbase (the “Merger Agreement”) pursuant to which, following the purchase by the Purchaser of shares of Starbase common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Starbase (the “Merger”), with Starbase surviving the Merger as a wholly owned subsidiary of Borland. As a result of the Merger, each outstanding share of Starbase common stock (other than shares owned by Borland, the Purchaser, Starbase or any wholly owned subsidiary of Borland or Starbase, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer; Plans for Starbase; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

Starbase’s board of directors has, at a meeting held on October 8, 2002, by the unanimous vote of all directors of Starbase, (i) determined that the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement are advisable and are fair to, and in the best interests of, the stockholders of Starbase; (ii) approved the Offer contemplated in the Merger Agreement and recommended to the stockholders of Starbase that they accept the Offer and tender their shares of Starbase Common Stock pursuant thereto; (iii) recommended that the stockholders of Starbase vote in favor of adoption of the Merger Agreement at any meeting of stockholders of Starbase that may be called to consider adopting the Merger Agreement; (iv) approved the Merger Agreement; (v) acknowledged and approved the Tender and Voting Agreement; (vi) approved the Loan and Security Agreement (as defined herein); and (vii) approved the Intellectual Property Security Agreement (as defined herein). Accordingly, Starbase’s board of directors unanimously recommends that the stockholders of Starbase accept the Offer and tender their shares of Starbase common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

The factors considered by Starbase’s board of directors in making the determinations and the recommendation described above are described in Starbase’s Solicitation/Recommendation Statement on

Schedule 14D-9 (the “Schedule 14D-9”), which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of Starbase with this Offer to Purchase.

SG Cowen Securities Corporation, which acted as the financial advisor to Starbase’s board of directors, delivered an opinion to Starbase’s board of directors, dated October 8, 2002, to the effect that, as of such date and subject to the qualifications, assumptions and limitations stated in its opinion, the Offer Price to be paid to tendering stockholders in the Offer and to be paid to holders of Starbase common stock in the Merger was fair, from a financial point of view, to the holders of shares of Starbase common stock. Stockholders of Starbase are urged to, and should, carefully read Starbase’s Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of SG Cowen Securities Corporation in their entirety.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer (excluding shares tendered by notice of guaranteed delivery that have not been delivered to the Depositary by the Expiration Date) that number of shares of Starbase common stock that, together with the shares of Starbase common stock then solely beneficially owned by the Purchaser and Borland (if any), represent a majority of the number of shares constituting the sum of all then outstanding shares of Starbase common stock, plus all shares of Starbase common stock issuable upon the exercise of all then outstanding options with a per share exercise price that is equal to or less than the Offer Price (which number of shares is referred to herein as Starbase’s “Adjusted Outstanding Shares” and which condition is referred to herein as the “Minimum Condition”). The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

All of Starbase’s directors and certain of its executive officers have entered into an agreement with Borland and the Purchaser pursuant to which they have agreed, in their capacity as stockholders of Starbase, to tender all of their shares of Starbase common stock, as well as any additional shares of Starbase common stock that they may acquire (pursuant to Starbase stock options or otherwise), to the Purchaser in the Offer. As of October 8, 2002, such directors and executive officers held in the aggregate 81,985 shares of Starbase common stock, which represented approximately 0.94% of Starbase’s Adjusted Outstanding Shares as of such date. See Section 12 (Purpose of the Offer; Plans for Starbase; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase.

Completion of the Merger is subject to the satisfaction of a number of conditions, including (i) the purchase of shares of Starbase common stock by the Purchaser in the Offer and (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Starbase common stock, if required by applicable law. If the Offer is successfully completed, the Purchaser will haved sufficient voting power to adopt the Merger Agreement without the vote of any other holder of Starbase common stock. In addition, if the Purchaser owns 90% or more of the outstanding shares of Starbase common stock after purchasing shares in the Offer, under applicable law, the Purchaser and Borland will be able to complete the Merger without obtaining the adoption of the Merger Agreement by the remaining holders of Starbase common stock who have not tendered their shares of Starbase common stock in the Offer. In such event, under the terms of the Merger Agreement, Borland, the Purchaser and Starbase have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the successful completion of the Offer, provided that Borland may, in its sole discretion, elect to delay the consummation of the Merger to permit Borland to cause Starbase to adopt a stock option plan for grants of stock options to Starbase employees to be approved by Starbase’s stockholders in accordance with all legal requirements, as contemplated by the Merger Agreement. See Section 12 (Purpose of the Offer; Plans for Starbase; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

Starbase has informed the Purchaser that, as of October 8, 2002, there were: (i) 8,736,690 shares of Starbase common stock issued and outstanding; (ii) 14,200 shares of Starbase common stock subject to outstanding options with exercise prices per share equal to or less than the Offer Price; (iii) 2,008,699 shares of Starbase common stock subject to outstanding options with exercise prices per share greater than the Offer Price; and (iv) 383,691 shares of Starbase common stock subject to outstanding warrants to purchase shares of Starbase common stock from Starbase, all of which warrants have exercise prices greater than the Offer Price. Based upon the foregoing and assuming the exercise of all 14,200 outstanding options to purchase shares of Starbase common stock with exercise prices per share equal to or less than the Offer Price, the Minimum Condition will be satisfied if at least 4,374,446 shares of Starbase common stock are validly tendered (including shares tendered pursuant to the Tender and Voting Agreement) and not withdrawn prior to the Expiration Date of the Offer. The actual number of shares of Starbase common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Adjusted Outstanding Shares prior to the Expiration Date.

Certain U.S. federal income tax consequences of the sale of shares of Starbase common stock in the Offer and the conversion of shares of Starbase common stock into cash pursuant to the Merger are described in Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase.

If, between the date of the Merger Agreement and the date on which any particular share of Starbase common stock is accepted for payment in the Offer, the outstanding shares of Starbase common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price will be appropriately adjusted to reflect such change or transaction.

This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all shares of Starbase common stock that are validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term “Expiration Date” as used in this Offer to Purchase means 12:00 midnight, New York City time, on Friday, November 8, 2002, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date as used in this Offer to Purchase will mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

Under the terms of the Merger Agreement, the Purchaser is obligated to extend the Offer, by giving oral or written notice of such extension to the Depositary, for 15 business days if all of the conditions to the Offer, other than the Minimum Condition and conditions relating to any foreign antitrust approvals and required consents, have been satisfied by 12:00 midnight, New York City time, on Friday, November 8, 2002, the initial expiration date of the Offer, provided that such 15-business day extension may be for a single 15-business day period or for two or more shorter periods as the Purchaser shall determine, and, if the Minimum Condition is satisfied at the end of any such period, the Purchaser will not be required to further extend the Offer.

Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price, extend the Offer or to make any other changes in the terms and conditions of the Offer, at any time and from time to time, by giving oral or written notice of such increase or other change to the Depositary, except that, unless otherwise provided by the Merger Agreement or previously approved by Starbase in writing, the Purchaser may not make any change to the terms and conditions of the Offer in any manner adverse to the holders of Starbase common Stock or that (i) amends or waives the Minimum Condition, (ii) changes the form of consideration to be paid, decreases the price per share of Starbase common stock below the Offer Price or the number of shares of Starbase common stock sought in the Offer or (iii) imposes conditions to the Offer in addition to the Minimum Condition and the other conditions set forth in Section 13 (Certain Conditions to the Offer).

If by 12:00 midnight, New York City time, on Friday, November 8, 2002 (or by any other time and date then scheduled as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of Starbase common stock that have been validly tendered and not properly withdrawn prior to the Expiration Date, (ii) extend the Offer and, subject to the right of holders of shares of Starbase common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date, retain all of the shares that have been previously tendered and not properly withdrawn during the period or periods for which the Offer is extended, (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer or (iv) terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of Starbase common stock and return all previously tendered shares to the owners of such shares.

The rights reserved by the Purchaser by the two preceding paragraphs are in addition to its rights pursuant to Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to holders of shares of Starbase common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

Under no circumstances will interest be paid on the Offer Price for tendered shares of Starbase common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following a material change in the terms of such Offer or information concerning such Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders.

Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraphs of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not less than three business days nor more than 20 business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any shares of Starbase common stock that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, during which holders of shares of

Starbase common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of Starbase common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of Starbase common stock that were validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, net to the holders thereof in cash. Holders of shares of Starbase common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for shares of Starbase common stock in the subsequent offering period that was offered in the Offer, (iii) the Purchaser immediately accepts and promptly pays for all shares of Starbase common stock that are validly tendered to the Purchaser and not properly withdrawn prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of Starbase common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period and (v) the Purchaser immediately accepts and promptly pays for shares of Starbase common stock as they are tendered during the subsequent offering period.

The Purchaser does not currently intend to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

Starbase has provided the Purchaser with a list and security position listings of Starbase’s stockholders for the purpose of disseminating the Offer to holders of shares of Starbase common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of Starbase common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Starbase’s stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of Starbase common stock.

2.    Procedures for Tendering Shares of Starbase Common Stock in the Offer

Valid Tender

For a stockholder to validly tender shares of Starbase common stock in the Offer:

•
the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”) and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date;

•
in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer”, (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer” and a Book-Entry Confirmation (as described below under the caption “Book-Entry Transfer”) must be received by the Depositary prior to the Expiration Date; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery” prior to the Expiration Date.

The valid tender of shares of Starbase common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

The method of delivery of shares of Starbase common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of Starbase common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation as described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will establish an account with respect to the shares of Starbase common stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may effect a book-entry delivery of shares of Starbase common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Starbase common stock that such participant has received the Letter of Transmittal, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against such participant.

Although delivery of shares of Starbase common stock may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message, and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal that is being returned with shares of Starbase common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of Starbase common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such Letter of Transmittal or (ii) shares of Starbase common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which we sometimes refer to as “Eligible

Institutions” in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of Starbase common stock includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of Starbase common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of Starbase common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Starbase common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

If a stockholder desires to tender shares of Starbase common stock in the Offer and such stockholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such shares of Starbase common stock if all the following conditions are met:

•	such tender is made by or through an Eligible Institution (as described above under the caption “Signature Guarantees”);

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date; and

•
either (i) the certificates representing tendered shares of Starbase common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer”, (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), or an Agent’s Message (as described above under the caption “Book-Entry Transfer”), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer” and a Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which the Nasdaq Stock Market is open for business.

The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption “Signature Guarantees”) in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

Other Requirements

Notwithstanding any provision hereof, in all cases payment for shares of Starbase common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

•	certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) with respect to such shares;

•
the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption “Signature Guarantees”), or in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal (as described above under the caption “Book-Entry Transfer”); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Starbase common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of Starbase common stock being tendered in the Offer are actually received by the Depositary.

Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of Starbase common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

Appointment

By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of the Letter of Transmittal (as described above under the caption “Book-Entry Transfer”), a stockholder tendering shares of Starbase common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the shares of Starbase common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of Starbase common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of Starbase common stock being tendered. Such appointment will be effective if, when, and only to the extent that, the Purchaser accepts for payment the shares of Starbase common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of Starbase common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Starbase common stock and other securities or rights in respect of any annual, special or adjourned meeting of Starbase’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of Starbase common stock to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Starbase common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of Starbase common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Starbase common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Starbase common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Borland, Starbase, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder whose shares of Starbase common stock are accepted for payment in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 30%. All stockholders tendering shares of Starbase common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

3.    Withdrawal Rights

Except as otherwise provided in this Section 3, tenders of shares of Starbase common stock in the Offer are irrevocable. Shares of Starbase common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date (as it may be extended), and shares that are tendered may also be withdrawn at any time after December 10, 2002 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of Starbase common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Borland, Starbase, the Depositary for the Offer, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of Starbase common stock may not be rescinded. Any shares properly withdrawn will thereafter be deemed not have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 hereof.

4.    Acceptance for Payment and Payment for Shares of Starbase Common Stock

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, the Purchaser will accept for payment, and will pay for, all shares of Starbase common stock validly tendered to the Purchaser in the Offer and not properly withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of Starbase common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, payment for shares of Starbase common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•
the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of Starbase Common Stock in the Offer) of this Offer to Purchase under the caption “Signature Guarantees”); or

•
in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of Starbase Common Stock in the Offer) of this Offer to Purchase under the caption “Book-Entry Transfer” a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption “Signature Guarantees”) or an Agent’s Message, and any other required documents.

Accordingly, stockholders tendering shares of Starbase common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Starbase common stock that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the

Purchaser’s acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of Starbase common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of Starbase common stock have been accepted for payment in the Offer.

Under no circumstances will interest be paid on the Offer Price for shares of Starbase common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of Starbase common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of Starbase common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

If any shares of Starbase common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.    Certain United States Federal Income Tax Consequences

The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (which we sometimes refer to as the “IRC” in this Offer to Purchase), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder whose shares of Starbase common stock are accepted for payment in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the offer or converted into cash in the merger, as the case may be.

If shares of Starbase common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for such shares exceeds one year. In the case of a tendering non-corporate stockholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders shares of Starbase common stock in the Offer may be subject to 30% backup withholding unless such stockholder provides such stockholder’s taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose shares of Starbase common stock are accepted for payment in the Offer which does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service. See Section 2 (Procedures for Tendering Shares of Starbase Common Stock in the Offer) of this Offer to Purchase under the caption “Backup Withholding”. Each stockholder that is tendering shares of Starbase common stock in the Offer who is a U.S. citizen or U.S. resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, in order to avoid backup withholding.

If backup withholding applies to a stockholder that is tendering shares of Starbase common stock in the Merger, the Depositary is required to withhold 30% of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the U.S. Internal Revenue Service. If backup withholding results in an overpayment of tax, the stockholder subject to such backup withholding can obtain a refund by filing a U.S. federal income tax return.

The foregoing description is based on the IRC, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing description may not be applicable with respect to shares of Starbase common stock that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares of Starbase common stock who are subject to special tax treatment under the IRC—such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions—and may not apply to a holder of shares of Starbase common stock in light of individual circumstances, such as holding shares of Starbase common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.    Price Range of Shares of Starbase Common Stock; Dividends on Shares of Starbase Common Stock

Shares of Starbase common stock are listed on the Nasdaq SmallCap Market under the symbol “SBAS”, and have been listed on the Nasdaq SmallCap Market at all times since May 28, 2002. Prior to such date, at all times relevant to the table below, shares of Starbase common stock were listed on the Nasdaq National Market. The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of Starbase common stock on the Nasdaq SmallCap Market or the Nasdaq National Market, as applicable. All prices have been adjusted to reflect the one-for-ten reverse stock split that was effected prior to the opening of trading of Starbase common stock on July 31, 2002.

	High	Low
Fiscal Year Ended March 31, 2001:
First Quarter	$108.70	$21.80
Second Quarter	116.20	45.90
Third Quarter	61.20	19.30
Fourth Quarter	46.20	19.70

Fiscal Year Ended March 31, 2002:
First Quarter	36.50	15.90
Second Quarter	35.90	5.50
Third Quarter	7.80	4.50
Fourth Quarter	7.50	2.70

Fiscal Year Ending March 31, 2003:
First Quarter	4.90	2.00
Second Quarter	2.20	0.59
Third Quarter (through October 10, 2002)	2.69	0.76

On October 8, 2002, the last trading day before Borland and Starbase announced that they had entered into the Merger Agreement, the last sale price of shares of Starbase common stock reported on the Nasdaq SmallCap Market was $0.80 per share; therefore, the Offer Price of $2.75 per share represents a premium of approximately 244% over the last closing price of the Starbase shares before announcement of the Merger Agreement. On October 10, 2002, the last full trading day prior to the commencement of the Offer, the last sale price of shares of Starbase common stock reported on the Nasdaq SmallCap Market was $2.68 per share. Stockholders are urged to obtain current market quotations for shares of Starbase common stock before making a decision with respect to the Offer.

Starbase has not declared nor paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, Starbase is not permitted to declare or pay dividends in respect of shares of its common stock.

7.
Effect of the Offer on the Market for Shares of Starbase Common Stock; Nasdaq Listing of Shares of Starbase Common Stock; Exchange Act Registration of Shares of Starbase Common Stock; Margin Regulations

Effect of the Offer on the Market for Shares of Starbase Common Stock

The purchase of shares of Starbase common stock in the Offer will reduce the number of holders of shares of Starbase common stock and the number of shares of Starbase common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Starbase common stock held by the public.

Nasdaq Listing of Shares of Starbase Common Stock

Borland intends to cause all shares of Starbase common stock to be delisted from the Nasdaq SmallCap Market promptly upon completion of the Merger.

Even if the Merger is not completed, if shares of Starbase common stock are accepted for payment in the Offer, Starbase may no longer meet the requirements for continued listing on the Nasdaq SmallCap Market, depending upon the number of shares accepted for payment in the Offer. According to Nasdaq’s published guidelines, Nasdaq would consider disqualifying shares of Starbase common stock for listing on the Nasdaq SmallCap Market if, among other possible grounds, the number of publicly held shares of Starbase common stock falls below 500,000, the total number of beneficial holders of round lots of shares of Starbase common stock falls below 300, or the market value of publicly held shares of Starbase common stock over a 30-consecutive business day period is less than $1,000,000. Shares of Starbase common stock that are held by directors or officers of Starbase, or by any beneficial owner of more than 10% of the shares of Starbase common stock, are not considered to be publicly held for this purpose. According to Starbase, as of October 8, 2002, there were 8,736,690 shares of its common stock outstanding. If, as a result of the purchase of shares of Starbase common stock in the Offer or otherwise, the shares of Starbase common stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for the Nasdaq Small Cap Market or are delisted from Nasdaq altogether, the market for shares of Starbase common stock will be adversely affected.

If Nasdaq were to delist shares of Starbase common stock, it is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for shares of Starbase common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

As described in Starbase’s Schedule 14D-9, in February 2002, Starbase received a notice from Nasdaq of failure to comply with the $1.00 minimum bid price per share. Starbase has until February 2003 to regain compliance or be delisted. If the Starbase common stock were to be delisted and its market price were to remain below $1.00, it may be deemed a penny stock, subjecting the Starbase shares to additional sales practices of broker-dealers who sell Starbase common stock. As a result, some brokers may not effect Starbase transactions, which could have an adverse effect on the liquidity of the Starbase shares.

Exchange Act Registration of Shares of Starbase Common Stock

Starbase common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of Starbase to the Securities and Exchange Commission if shares of Starbase common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of Starbase common stock under the Exchange Act would reduce the information required to be furnished by Starbase to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to Starbase, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of Starbase’s stockholders and the related requirement of furnishing an annual report to Starbase’s stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of Starbase and persons holding restricted securities of Starbase to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated if Starbase common stock is no longer registered under the Exchange Act. The Purchaser intends to seek to cause Starbase to apply for termination of registration of Starbase common stock under the Exchange Act as soon after the successful completion of the Offer as the requirements for such termination are met.

Margin Regulations

Shares of Starbase common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which we sometimes refer to as the “Federal Reserve Board” in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Starbase common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of Starbase common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning Starbase

General

Starbase is a Delaware corporation with its principal offices located at 4 Hutton Centre Drive, Suite 800, Santa Ana, CA 92707. Starbase’s telephone number at that address is (714) 445-4400.

Starbase was incorporated in Delaware on July 21, 1992. Starbase provides software management tools and professional consulting services to assist its customers in managing their software development projects from beginning to end (application lifecycle management) and to allow them to develop their software solutions and applications in a more efficient manner. Starbase’s tools enable geographically dispersed software developers to work as a team over corporate intranets and the Internet. Starbase’s flagship product, StarTeam, focuses primarily on supporting joint development efforts regardless of the developers’ location. Starbase’s Caliber products provide requirements management capabilities that help customers define their software project and meet end-user needs. Starbase’s CodeWright product helps its customers’ developers edit their software code with ease. Starbase also provides or resells other products to assist its customers with their software projects. Starbase’s customers include management information systems executives, software developers, sales and marketing personnel, graphic designers and Webmasters.

Certain Starbase Projections

Prior to entering into the Merger Agreement, Borland conducted a due diligence review of Starbase, and in connection with that review, Borland received from Starbase certain projections of Starbase’s future operating performance. To the knowledge of the Purchaser and Borland, Starbase does not, as a matter of course, make public forecasts regarding its future operating performance.

The projections that Borland received from Starbase included, among other things, the following forecasts of Starbase’s revenues, gross margin, operating margin and net income for each of the last three quarters of Starbase’s fiscal year 2003 and each of the quarters of Starbase’s fiscal year 2004, respectively, which forecasts were prepared on or about September 11, 2002. According to Starbase, these projections assumed that Starbase would enter into either (i) a financing transaction providing at least $5 million in capital to Starbase or (ii) a strategic transaction with a company with a strong balance sheet, such that Starbase’s customers could be confident in Starbase’s ability to continue as a going concern for an extended period of time. Except for the foregoing, these projections assumed that Starbase would continue to operate its business as it currently does.

Starbase Corporation
Selected Forecast Income Statement Items
Fiscal Quarters
(Dollars in Thousands)

	Fiscal Year Ending March 31,
	2003			2004
	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue	$9,133	$10,200	$11,000	$11,000	$12,000	$12,500	$13,000
Gross Margin	6,593	7,766	8,523	8,497	9,395	9,812	10,228
Operating Margin	(3,002)	(2,216)	(1,717)	(1,604)	(1,225)	(859)	(722)
Net Income/(Loss)	(3,042)	(2,236)	(1,737)	(1,624)	(1,245)	(879)	(742)

Actual results may vary materially from these projections. This information has been provided for the limited purpose of giving Starbase stockholders access to certain projections provided by Starbase to Borland in connection with Borland’s due diligence review of Starbase.

Borland has been advised by Starbase that Starbase did not prepare the projections described above with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants regarding the preparation and presentation of financial projections or forecasts. In addition, Starbase’s independent accountants did not examine or compile any of the projections described above, or express any conclusion or provide any assurance with respect to such projections.

The projections described above constitute forward-looking statements and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results reflected in such projections, including, without limitation, those described in Starbase’s most recently filed Quarterly Report on Form 10-Q. At the time of receipt, Borland was advised by Starbase that the projections described above were subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections described above also reflect numerous assumptions (not all of which were provided to Borland), all of which were made by Starbase’s management, with respect to industry performance, general business, economic, market and financial conditions, competition and other matters that are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond Starbase’s control. Neither the Purchaser nor Borland approved the assumptions or the methodology used to produce the projections. Accordingly, there can be no assurance that the assumptions made in preparing the projections described above will prove reasonable or accurate, and actual results may be materially lower than those contained in such projections.

The inclusion of the projections described above in this Offer to Purchase should not be regarded as an indication that any of the Purchaser, Borland, Starbase or their respective affiliates or representatives considered in the past or currently consider such projections to be a reliable prediction of future events, and such projections should not be relied upon as such. None of the Purchaser, Borland, Starbase or any of their respective affiliates or representatives has made or makes any representation to any person regarding the information contained in the projections described above, and none of them intends to update or otherwise revise such projections to reflect circumstances existing after the date that Starbase prepared such projections or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such projections are shown to be in error.

Available Information

Starbase is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning Starbase’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of Starbase’s securities and any material interest of such persons in transactions with Starbase is required to be disclosed in Starbase’s proxy statements distributed to Starbase’s stockholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information is obtainable, by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

Except as otherwise stated in this Offer to Purchase, the information concerning Starbase contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and

Exchange Commission and other publicly available information. Although the Purchaser and Borland do not have any knowledge that any such information is untrue, neither the Purchaser nor Borland takes any responsibility for the accuracy or completeness of such information or for any failure by Starbase to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.    Certain Information Concerning the Purchaser and Borland

The Purchaser is a Delaware corporation and a wholly owned subsidiary of Borland. The Purchaser was organized by Borland to acquire Starbase and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Borland. The principal office of the Purchaser is located at the same address as Borland’s principal office listed below, and its telephone number at that address is the same telephone number as Borland’s telephone number listed below.

Borland is a Delaware corporation with its principal offices located at 100 Enterprise Way, Scotts Valley, CA 95066-3249, and its telephone number at that address is (831) 431-1000. Borland is a leading global provider of technology for the development, deployment, integration and management of software applications. By delivering comprehensive technology solutions dedicated to interoperability, Borland’s products are designed to allow enterprises of all sizes to move into Web-based computing while leveraging their legacy systems. From Fortune 1000 companies to the Borland Developer Network comprised of millions of developers around the world, Borland provides its customers the freedom to develop applications, deploy them on most major platforms and integrate and manage them across the enterprise. Borland’s solutions, including those for Java, Linux, Web Services and wireless technologies, are designed to enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership. Borland offers products and services for addressing various dimensions of the application development lifecycle —  development, deployment, integration and management. For the development phase, Borland offers its JBuilder, Delphi, Kylix and C++Builder integrated development environments (“IDEs”), as well as its hosted TeamSource DSP service and Optimizeit, Borland’s Java performance and testing solution. Borland’s deployment and integration products include its Borland Enterprise Server line of application servers, including Borland Enterprise Server, AppServer Edition for high end EJB deployments, VisiBroker Edition to facilitate legacy integration and its recently introduced Web Edition for JavaServer Pages (JSP)/Servlet-based application deployments. Borland’s deployment products also include JDataSource, an embedded database for web and mobile applications, and InterBase, a high-performance embedded SQL database. To manage applications, Borland offers Borland AppCenter, a visual distributed application management solution.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation, in the United States and other countries. This Offer to Purchase also contains additional trade names, trademarks and service marks of other companies. Borland does not intend its use or display of other parties’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of, us by these other parties.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Borland are listed in Schedule I to this Offer to Purchase.

During the last five years, none of the Purchaser, Borland or, to the best knowledge of the Purchaser and Borland, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of the Purchaser, Borland or, to the knowledge of the Purchaser and Borland, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Borland, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of Starbase, and none of the Purchaser, Borland or, to the knowledge of the Purchaser and Borland, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Starbase during the past 60 days. On August 23, 2002, Borland purchased 1,000 shares of Starbase common stock in an open market transaction at a price of $0.845 per share.

Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by Borland with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between the Purchaser or Borland, any of their respective subsidiaries or, to the knowledge of the Purchaser and Borland, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Starbase or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, and (ii) none of the Purchaser, Borland or, to the knowledge of the Purchaser and Borland, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Starbase.

10.    Source and Amount of Funds

The Offer is not conditioned on any financing arrangements or financing contingencies.

The total amount of funds required by the Purchaser to pay for all outstanding shares of Starbase common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses incurred by Borland and Purchaser related to the Offer and the Merger, but exclusive of any amount loaned to Starbase under the Loan and Security Agreement, is estimated to be approximately $28 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Borland, either directly or through one or more wholly owned subsidiaries of Borland, to the Purchaser. Borland expects to use its cash on hand and cash equivalents to make this contribution.

The Purchaser believes that the financial condition of Borland and its affiliates is not material to a decision by a holder of shares of Starbase common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of Starbase common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of Starbase common stock in the Offer, (iii) the Offer is not subject to any financing arrangements or financing contingencies, and (iv) Borland has sufficient cash on hand and cash equivalents to provide the Purchaser with the amount of cash consideration payable to holders of Starbase common stock in the Offer and the Merger.

11.    Background of the Offer

Background

(All Starbase per-share amounts in the following discussion have been adjusted to reflect the one-for-ten reverse stock split that was effective prior to the opening of trading of Starbase common stock on July 31, 2002.)

From time to time, Borland considers various acquisition candidates based on, among other criteria, including financial metrics, whether they have technologies that would (i) advance Borland’s goal of integrating all phases of software development into a single, seamless solution that unifies the design, development, testing and deployment phases of the software application development lifecycle, and (ii) strengthen Borland’s ability to provide customers with platform-independent technologies that maximize team productivity, ensure higher quality code, and reduce total cost of ownership. As Starbase is the leading provider of software configuration management technology, the acquisition of Starbase would satisfy the foregoing criteria and would expand Borland’s presence in the application development lifecycle market

In July 2001, Frank Slootman, Senior Vice President, Software Products, of Borland had an initial discussion with William R. Stow III, the then-Chairman, President and Chief Executive Officer of Starbase, and Donald R. Farrow, Executive Vice President of Starbase, regarding Borland’s preliminary interest in a possible acquisition of Starbase. During the following months, there were periodic discussions on the subject between representatives of Borland and representatives of Starbase.

On September 17, 2001, representatives of Borland and Starbase met at Starbase’s offices in Santa Ana, California, and Borland and Starbase entered into a Business Development Mutual Nondisclosure Agreement, imposing mutual confidentiality obligations on each other in connection with the evaluation or pursuit of certain mutually beneficial business opportunities.

On October 16 and 17, 2001, representatives of Borland met with representatives of Starbase at Starbase’s offices in Santa Ana, California, to continue discussions relating to a possible transaction between the two companies and to conduct preliminary due diligence with respect to Starbase.

On October 23, 2001, Borland engaged Bear, Stearns & Co. Inc. (“Bear Stearns”) as its exclusive financial advisor in connection with a potential acquisition of Starbase.

On November 1, 2001, Borland submitted to Starbase a non-binding indication of interest contemplating the acquisition by Borland of Starbase for $41 million in cash or approximately $4.60 per share. The transaction was conditioned upon Borland’s completion of satisfactory due diligence, Starbase entering into an exclusivity agreement with Borland and other customary conditions. At that time, Starbase’s stock was generally trading in the range of $4.50 to $4.80 per share.

On or about November 16, 2001, Starbase informed Borland that it found Borland’s proposed price of $41 million to be inadequate, and that Starbase had received a superior indication of interest from a third party.

Between January and April 2002, Mr. Stow had multiple meetings and discussions with officers of Borland in which each kept the other informed of the other’s status and interest level in renewing negotiations.

During March 2002, representatives of SG Cowen Securities Corporation (“SG Cowen”), Starbase’s exclusive financial advisor, had several telephone conversations with representatives of Bear Stearns regarding a possible acquisition of Starbase by Borland.

On March 11, 2002, representatives of Borland met with Mr. Stow, during which meeting Mr. Stow indicated Starbase’s interest in further discussions regarding a possible acquisition of Starbase by Borland.

On April 1, 2002, Dale L. Fuller, Borland’s President and Chief Executive Officer, met with Mr. Stow, during which meeting Mr. Stow indicated that Starbase’s board of directors had determined to solicit bids for proposals to acquire Starbase.

On April 3, 2002, James Harrer became Chief Executive Officer of Starbase and John Snedegar became Chairman of Starbase’s board of directors. Mr. Stow continued as a member of Starbase’s board of directors.

On April 24, 2002, Mr. Harrer, Douglas S. Norman, Chief Financial Officer of Starbase, and representatives of SG Cowen met with representatives of Borland and representatives of Bear Stearns to discuss Starbase’s corporate restructuring efforts and a proposed financing transaction for Starbase, as well as a potential strategic relationship between Starbase and Borland.

In late April 2002, representatives of Borland conducted additional due diligence with respect to Starbase at Starbase’s offices in Santa Ana, California.

On May 5, 2002, Borland submitted to Starbase a non-binding indication of interest contemplating the acquisition by Borland of Starbase for between $40 million to $45 million (or approximately $4.58 and $5.15 per share), to be paid with a combination of cash and Borland common stock. The transaction was conditioned upon Borland’s completion of satisfactory due diligence, Starbase entering into an exclusivity agreement with Borland and other customary conditions. At that time, Starbase’s stock was generally trading in the range of $3.40 to $4.90 per share.

Later that month, Frederick A. Ball, Borland’s Executive Vice President and Chief Financial Officer, discussed the non-binding indication of interest with Mr. Stow.

On May 14, 2002, SG Cowen informed Borland that Starbase found Borland’s proposal made on May 5, 2002 to be inadequate, but indicated that Starbase’s board was receptive to Borland’s interest in a transaction with Starbase and invited further discussions.

On May 19, 2002, Messrs. Fuller and Ball and Keith E. Gottfried, Borland’s Senior Vice President, General Counsel and Chief Legal Officer, met with Mr. Stow in Anaheim, California to further discuss a potential acquisition transaction, and on May 22, 2002, Mr. Fuller met with Messrs. Stow and Snedegar to continue such discussions.

On May 23, 2002, Starbase announced its planned equity financing through the sale of approximately $12 million of convertible preferred stock and warrants to institutional investors in a private placement and a proposed one-for-ten reverse stock split.

On May 31, 2002, Borland submitted to Starbase a revised, non-binding term sheet contemplating the acquisition by Borland of Starbase for $47 million in cash or approximately $5.50 per share. The transaction was conditioned upon Borland’s completion of satisfactory due diligence, Starbase entering into an exclusivity agreement with Borland and other customary conditions. At that time, Starbase common stock was generally trading in the range of $2.30 to $2.60 per share.

From June 4 through June 10, 2002, Mr. Ball on behalf of Borland and Mr. Stow on behalf of Starbase had several telephone conversations regarding the status of a possible transaction. In the course of these discussions, Mr. Stow indicated that Starbase had received a proposal from another potential acquiror.

On June 14, 2002, Borland sent a letter to Starbase stating Borland’s continuing interest in an acquisition of Starbase.

On July 9, 2002, Mr. Stow and representatives of SG Cowen met with Messrs. Fuller and Ball to discuss Borland’s interest in a potential acquisition of Starbase. During the meeting, Mr. Ball suggested the possibility of an asset purchase and asked Starbase’s management to consider alternative structures for a possible transaction.

On July 29, 2002, Starbase’s stockholders voted to approve Starbase’s $12 million equity financing plan and its one-for-ten reverse stock split.

On July 31, 2002, prior to the opening of trading of Starbase common stock, Starbase’s one-for-ten reverse stock split became effective.

On August 8, 2002, Starbase disclosed that it had received notification from some investors in the proposed $12 million equity financing that they were terminating their obligations under the purchase agreement, which was scheduled to close on August 13, 2002.

On August 14, 2002, Starbase announced that it had postponed the closing date of the equity financing and was analyzing all of its alternatives in connection with the equity financing.

On August 23, 2002, Mr. Fuller and Edward M. Shelton, Borland’s Senior Vice President—Business Development, met with Messrs. Harrer and Snedegar of Starbase, as well as James Smith, Executive Vice President, Customer Group, of Starbase, in Menlo Park, California, to further discuss a possible acquisition of Starbase by Borland. During the meeting, Starbase’s management informed Mr. Fuller that Starbase was now entertaining discussions with companies that had previously expressed interest in acquiring Starbase. Starbase’s management inquired of Mr. Fuller whether Borland still had a serious interest in an acquisition transaction with Starbase. After a lengthy discussion, Mr. Fuller stated that Borland would consider whether it was prepared to make a new offer to acquire Starbase.

On September 3, 2002, while attending the SG Cowen Fall Technology Conference, Mr. Ball met with representatives of SG Cowen and reiterated Borland’s continuing interest in a possible acquisition of Starbase. At such time, SG Cowen encouraged Borland to make an acquisition proposal for Starbase.

On September 7, 2002, Mr. Ball discussed with Mr. Harrer the aggregate consideration that would be paid by Borland for Starbase in a possible acquisition transaction. Mr. Ball initially indicated that Borland would be prepared to pay $20 million in cash for Starbase and, in response to Starbase’s request, Mr. Ball indicated that Borland would consider providing $2 million in bridge financing to Starbase after execution of a definitive acquisition agreement. Mr. Harrer responded that while the proposal was attractive, given the other indications of interest that he had received and other third-party financing proposals, he believed that Starbase could justify asking for a higher valuation.

On September 8, 2002, representatives of Borland indicated that it could be prepared to increase its offer.

On September 9, 2002, Mr. Snedegar on behalf of Starbase telephoned Mr. Ball on behalf of Borland and indicated to Mr. Ball that the Starbase board of directors would not be in a position to accept an offer of $22-23 million, but would consider an offer of $25 million to purchase Starbase.

On September 11, 2002, Mr. Ball indicated to Mr. Harrer that Borland would be willing to pay $25 million, or approximately $2.87 per share, all in cash, and provide $2 million in bridge financing to Starbase subject to a due diligence review and negotiation of definitive acquisition and bridge financing agreements. Mr. Harrer requested written confirmation of Borland’s proposal so he could present it to Starbase’s board of directors for consideration.

From September 11, 2002 through September 14, 2002, Borland and Starbase, through their respective representatives, negotiated the terms of an Exclusivity Agreement, which was executed on September 15, 2002, and which prohibited Starbase from soliciting or participating in discussions with third parties with respect to an alternative acquisition transaction through September 23, 2002.

On September 12, 2002, Mr. Ball sent to Mr. Harrer a preliminary written indication of interest indicating Borland’s interest in acquiring Starbase for $25 million in cash and Borland’s willingness to provide $2 million in bridge financing.

On September 12 and September 13, 2002, representatives of Borland conducted on-site due diligence at Starbase’s corporate headquarters, and members of Starbase’s senior management made presentations on various elements of Starbase’s business.

On September 14, 2002, Mr. Gottfried on behalf of Borland provided an initial draft of the Merger Agreement to Mr. Harrer. Commencing on September 15, 2002, Borland and Starbase, and their respective counsel, discussed various aspects of the proposed transaction, and negotiated the terms of the Merger Agreement and related agreements. Such discussions and negotiations continued through October 8, 2002.

On September 18, 2002, Mr. Harrer visited Borland’s corporate headquarters in Scotts Valley, California, and met with, among others, Mr. Ball, Douglas Barre, Borland’s Senior Vice President and Chief Operating Officer, and Mr. Gottfried. They discussed, among other things, the structure and timing of the proposed transaction.

On September 23, 2002, the Exclusivity Agreement expired by its terms and was not extended by the parties.

On September 26, 2002, Borland’s board of directors met together with Borland’s legal and financial advisors, to discuss various strategic matters and in particular, the proposed acquisition of Starbase. Senior management of Borland made detailed presentations regarding Borland’s competitive position and the benefits and rationale for the proposed transaction. Borland’s senior management and Bear Stearns also made detailed financial presentations regarding Starbase and the proposed transaction. Senior management of Borland reviewed the status of the negotiations with Starbase and, along with Borland’s legal counsel, the results of the due diligence investigation of Starbase as completed to date. Counsel to Borland also reviewed with the Borland board the terms of the proposed Merger Agreement and the related transaction agreements and the remaining unresolved business and legal issues with respect to such agreements. Borland’s board of directors discussed the proposed Offer and Merger and the drafts of the Merger Agreement and related agreements with members of Borland’s management, Bear Stearns and legal counsel to Borland.

On September 30, 2002, citing the results of Borland’s due diligence investigation of Starbase and the additional liabilities, costs and expenses identified therein, Mr. Ball presented Mr. Harrer with a revised acquisition proposal of $22 million in cash, or approximately $2.52 per Starbase share.

During the period from September 30 to October 4, 2002, Borland and Starbase engaged in further discussions regarding the offer price.

On October 4, 2002, after Borland conducted further due diligence investigation and additional discussions between the parties, including with respect to items discovered in due diligence, Borland and Starbase arrived at a mutually acceptable price of $24 million, or approximately $2.75 per share in cash.

On October 7, 2002, Borland’s board of directors met again with Borland’s legal and financial advisors to consider the proposed acquisition of Starbase. Senior management of Borland and Borland’s legal counsel reviewed the negotiations that occurred been September 26 and October 7, 2002, including negotiations as to price, and updated the board on the due diligence review that had occurred subsequent to the September 26, 2002 board meeting. Bear Stearns updated its financial presentation concerning the proposed acquisition. Borland’s directors discussed with its senior management and legal and financial advisors the negotiated terms of the proposed Offer and the Merger. The members of Borland’s board of directors, having determined that the Offer and the Merger were in the best interests of Borland, then approved the Offer and Merger and the related transactional agreements.

On October 8, 2002 Starbase’s board of directors approved and recommended the Offer, the Merger and the related transactions and later that day, Borland, Starbase and the Purchaser executed the Merger Agreement, Borland and Starbase executed the Loan and Security Agreement and the Intellectual Property Security Agreement, and Starbase’s directors and selected executive officers of Starbase entered into the Tender and Voting Agreement in favor of Borland and the Purchaser.

On the morning of October 9, 2002, Borland and Starbase issued a joint press release announcing the Merger Agreement and the Offer, and on October 11, 2002, the Purchaser commenced the Offer.

Reasons for Borland Entering into the Merger Agreement

At a meeting held on October 7, 2002, Borland’s board of directors approved the Merger Agreement and the transactions contemplated thereby. In approving the Merger Agreement, Borland’s board of directors consulted with Borland’s management and legal and financial advisors. The board considered, among other things, the following:

•
the strategic fit between Borland and Starbase, including that Starbase’s products in the areas of source code change management, requirements management and software configuration management enables Borland to enter another dimension of application lifecycle management consistent with Borland’s strategy to become a leader in the application development lifecycle market;

•	the fact that Borland has more than sufficient funds to internally fund the acquisition of Starbase and that no third-party financing would be required;

•	the success that Borland recently had in integrating the acquisition of Redline Software, Inc. (VMGear);

•	the opportunity for numerous synergies, including:

(i)
combining Borland’s customer base, marketing expertise, brand, direct and indirect distribution channels and geographical footprint with Starbase’s expertise in the areas of requirements management, software configuration management, version control and collaboration;

(ii)	that Borland’s significantly greater financial and other resources could enhance Starbase’s competitive position;

(iii)	potential cross-marketing opportunities;

(iv)	potential acceleration of new product development through combining the technical resources of Starbase with those of Borland; and

(v)	the potential to reduce certain selling and marketing costs.

•	the potential to better respond to the needs of customers looking for source code management, requirements management and other application lifecycle management solutions;

•	that Starbase represented an attractive vehicle for Borland to enter the source code change management, requirements management and software configuration management businesses;

•	the potential positive impact of the acquisition of Starbase on Borland’s other businesses;

•	the reputation of Starbase’s products in the marketplace and among leading industry analysts;

•	the technical expertise held by Starbase’s software engineers;

•	the customer relationships held by Starbase’s sales personnel;

•	the complementary corporate cultures of Borland and Starbase;

•
the aggregate amount of the termination fee and expense reimbursement fee, relative to other transactions, and the circumstances under which such fees would be paid to Borland pursuant to the Merger Agreement;

•	the other provisions of the Merger Agreement, including the respective representations, warranties and covenants of the parties;

•	the terms and conditions of the Tender and Voting Agreement, including the willingness of the directors and certain members of Starbase’s senior management to enter into such agreement;

•	the terms and conditions of the Loan and Security Agreement and the Intellectual Property Security Agreement; and

•	the reasonable likelihood of the completion of the transactions contemplated by the Merger Agreement.

12. Purpose	of the Offer; Plans for Starbase; The Merger Agreement; The Tender and Voting Agreement

Purpose of the Offer

The purpose of the Offer and Merger is to enable Borland to acquire the entire equity interest in, and thus control of, Starbase. The Offer, as the first step in the acquisition of Starbase, is intended to facilitate the acquisition of all the outstanding shares of Starbase common stock or, if less, all shares of Starbase common stock that are tendered in the Offer and not properly withdrawn prior to the Expiration Date, subject to the conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is to acquire any and all outstanding shares of Starbase common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.

Plans for Starbase

If the Minimum Condition and the other conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase have been satisfied and the Purchaser purchases the shares of Starbase common stock that are tendered in the Offer, Borland intends and will have the right to designate representatives to Starbase’s board of directors who will constitute a majority of the board of directors and therefore control Starbase. Following successful completion of the Offer and the Merger, Borland intends to integrate Starbase’s operations with those of Borland under the direction of Borland management. Borland’s principal reason for acquiring Starbase is to expand its intellectual property product offerings. Borland intends to continue to review Starbase and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Borland in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Starbase) of this Offer to Purchase.

The Offer

The Merger Agreement provides for the commencement of the Offer. The Purchaser’s obligation to accept for payment shares of Starbase common stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The Purchaser may not, without Starbase’s prior written consent, make any change to the terms and conditions of the Offer that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of shares of Starbase common stock sought in the Offer, (iv) imposes new conditions to the Offer in addition to those described in Section 13 of this Offer to Purchase, (v) extends the Offer except as provided for in the Merger Agreement and described below, (vi) amends or waives the Minimum Condition or (vii) is adverse to the holders of shares of Starbase common stock.

The Purchaser is obligated to extend the Offer for 15 business days if all of the conditions to the Offer, other than the Minimum Condition and conditions relating to any foreign antitrust approvals and required consents, have been satisfied by 12:00 midnight, New York City time, on Friday, November 8, 2002, the initial expiration date of the Offer, provided that such 15-business day extension may be for a single 15-business day period or for two or more shorter periods as the Purchaser shall determine, and, if the Minimum Condition is satisfied at the end of any such period, the Purchaser will not be required to further extend the Offer.

The Purchaser also may (but is not required to) provide for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of at least three but not more than twenty business days immediately following the expiration of the Offer.

The Merger Agreement further provides that the Purchaser will, on the terms and subject to the conditions to the Offer, accept for payment, and pay for, all the shares of Starbase common stock that are validly tendered and not properly withdrawn in the Offer as promptly as practicable after the Expiration Date. If the Purchaser provides for a subsequent offering period, subject to the terms and conditions of the Merger Agreement, the Purchaser will accept for payment, and pay for, all shares of Starbase common stock that are validly tendered during the subsequent offering period as promptly as practicable after such shares are tendered.

Appointment of Directors after Acceptance of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon the satisfaction of the Minimum Condition and the acceptance for payment of any shares of Starbase common stock in the Offer, Borland shall be entitled to designate the number of directors, rounded up to the next whole number, on Starbase’s board of directors that equals the product of (i) the total number of directors on Starbase’s board of directors (giving effect to the election of any additional directors pursuant to these provisions) and (ii) a fraction whose numerator is the aggregate number of shares of Starbase common stock then beneficially owned by Borland or the Purchaser (including shares of Starbase common stock accepted for payment in the Offer), and whose denominator is the total number of shares of Starbase common stock then outstanding.

The Merger Agreement further provides that promptly following a request by Borland, Starbase must take all action necessary to cause the individuals designated by Borland to be elected or appointed to Starbase’s board of directors, including, if necessary, either increasing the size of Starbase’s board of directors or securing the resignations of then incumbent directors. Furthermore, pursuant to the terms of the Merger Agreement, Starbase must take all action necessary to cause the individuals so designated by Borland to constitute substantially the same percentage (rounding up where appropriate) as is on Starbase’s board of directors on (i) each committee of Starbase’s board of directors, (ii) each board of directors of each subsidiary of Starbase and (iii) each committee of each such board of directors of each subsidiary of Starbase. The Merger Agreement requires that at all times until the completion of the Merger, Borland and Starbase shall use their respective commercially reasonable efforts to cause at least two of the members of Starbase’s board of directors to be individuals who were directors of Starbase and were not officers or employees of Starbase or any of its subsidiaries on the date of the Merger Agreement (the “Continuing Directors”).

Notwithstanding anything in the Merger Agreement to the contrary, after the election or appointment of the directors designated by Borland to Starbase’s board of directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of the Continuing Directors will be required to (i) amend or terminate the Merger Agreement on behalf of Starbase, (ii) extend the time for performance by Borland or the Purchaser of, or waive compliance by Starbase with, any of the agreements or conditions contained in the Merger Agreement for the benefit of Starbase, (iii) authorize any required or permitted consent or action by Starbase’s board of directors under the Merger Agreement or (iv) authorize any other action of Starbase under the Merger Agreement which adversely affects the holders of shares of Starbase common stock (other than Borland or the Purchaser), provided, that if for any reason there are no Continuing Directors, such actions may be effected by majority vote of Starbase’s entire board of directors.

The Merger

The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger”, the Purchaser will be merged with and into Starbase in accordance the applicable provision of Delaware law, Starbase will continue as the surviving corporation of the Merger and the separate corporate existence of the Purchaser will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation

The Merger Agreement provides that upon the completion of the Merger, the certificate of incorporation of Starbase shall be amended and restated to conform to the certificate of incorporation of the Purchaser, as in effect immediately prior to the completion of the Merger, except that the authorized capital stock of Starbase following the Merger shall be 150,000,000 shares of common stock, $.01 par value per share. The bylaws of Starbase, other than those with respect to indemnification of directors and officers of Starbase, will be amended and restated to conform to the bylaws of the Purchaser as in effect immediately prior to the completion of the Merger.

Directors and Officers of the Surviving Corporation

Under the terms of the Merger Agreement, upon the completion of the Merger, the initial directors of Starbase will be the directors of the Purchaser immediately prior to the completion of the Merger, and the initial officers of Starbase will be the officers of Starbase immediately prior to the completion of the Merger.

Conversion of Shares of Starbase Common Stock

Pursuant to the Merger Agreement, each share of Starbase common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by Borland, the Purchaser or Starbase, or by a wholly owned subsidiary of Borland, the Purchaser or Starbase, or by those stockholders, if any, who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $2.75, the price per share paid in the Offer in cash, without interest thereon.

Appraisal Rights

The Merger Agreement provides that shares of Starbase common stock that are outstanding immediately prior to the completion of the Merger which are held by persons who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will not be converted into the right to receive cash in the Merger. Instead, these stockholders will be entitled to receive payment of the fair value of their shares of Starbase common stock in accordance with Section 262 of the DGCL. Such fair value would be exclusive of any element of value arising from the completion of the Merger, and may be more or less than the consideration stockholders would receive in the Merger. Shares of Starbase common stock held by stockholders who fail to perfect, or otherwise withdraw or lose their rights to appraisal under Section 262 of the DGCL, however, will be converted into the right to receive $2.75, the price per share paid in the Offer in cash, without interest thereon.

Treatment of Starbase Options and Warrants

The Merger Agreement provides that each option to purchase Starbase common stock that is outstanding immediately prior to the completion of the Merger under Starbase’s stock option plans, whether or not then vested, will be assumed by Borland, subject to the terms of the stock option plan or program and the agreement pursuant to which such option is outstanding, as such stock option plan, program and/or agreement may be amended. Each option so assumed by Borland will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the completion of the Merger (including any repurchase rights or vesting provisions), except that (i) each such option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Borland common stock equal to the product obtained by multiplying (x) the aggregate number of shares of Starbase common stock that were issuable upon exercise of such option immediately prior to the completion of the Merger, and (y) the quotient obtained by dividing (1) $2.75 by (2) the closing trading price of a share of Borland common stock on the Nasdaq Stock Market, as reported in The Wall Street Journal, Eastern Edition, (or such other source as the parties shall agree in writing) on the closing date of the Merger, rounded to the nearest thousandth (the “Exchange Ratio”), and rounded down to the nearest whole share, and (ii) the per share exercise price for the shares of Borland common stock issuable upon exercise of such assumed option will be equal to the quotient obtained by dividing (x) the exercise price per share of such option by (y) the Exchange Ratio, rounded up to the nearest whole cent. The Merger Agreement also provides that, reasonably promptly after the completion of the Merger, Borland shall file a registration statement on Form S-8 to register the shares of Borland common stock issuable upon the exercise of all Starbase options that are assumed by Borland in connection with the Merger.

In addition, prior to the completion of the Merger, at the request of Borland, Starbase shall: (i) take all action (including amending any and all of the option plans of Starbase assumed by Borland and any and all stock option agreements) that Borland determines may be necessary (under the plans pursuant to which Starbase stock options are outstanding and otherwise) to effectuate the assumption of Starbase stock options as described above and to ensure that, from and after the completion of the Merger, holders of Starbase stock options have no rights with respect thereto other than those specifically provided in the Merger Agreement; (ii) cause to be prepared and cause Starbase’s board of directors to adopt a new stock option plan having terms satisfactory to Borland in its sole discretion (the “New Stock Option Plan”); (iii) cause to be prepared and filed with the California Department of Corporations a permit application to qualify the New Stock Option Plan and the options issuable thereunder pursuant to Section 25112 of the California Corporate Securities Law of 1968, as amended, and use its best efforts to cause the permit sought pursuant to such permit application to be issued as promptly as possible; (iv) take such other actions as Borland determines may be necessary to qualify the New Stock Option Plan and the options issuable thereunder pursuant to other applicable blue sky laws; (v) to the extent permissible under applicable securities laws, cause to be granted, immediately prior to the completion of the Merger, options to purchase shares of Starbase common stock having an exercise price and other terms satisfactory to Borland in its sole discretion to those employees of Starbase or any subsidiary of Starbase as Borland shall determine in its sole discretion; and (vi) take all other action that may be reasonably requested by Borland to effectuate the foregoing. Stock options issued under the New Stock Option Plan will be issued, if at all, following the purchase of shares of Starbase common stock in the Offer, and thus will not be included in Adjusted Outstanding Shares or otherwise count toward the satisfaction of the Minimum Condition. If Starbase takes all the actions required in the Merger Agreement as described in this paragraph (which actions will not require the payment of any consideration other than customary fees and expenses) to cause the events described in the section of the Merger Agreement dealing with Starbase stock options and warrants to occur, the failure to occur of any such event shall not constitute a breach of the Merger Agreement.

Promptly after the acceptance for purchase of shares of Starbase common stock in the Offer, Starbase will use all reasonable efforts to, and will take any steps required to be taken in order to timely notify the holders of Starbase warrants that a “Triggering Event” (as such term is defined in such warrants) will result upon completion of the Merger. Holders of such warrants (other than those identified in Starbase’s disclosure schedule) shall be entitled to receive, in exchange for such warrants, payment in cash equal to the excess, if any, of the Offer Price over the exercise price per share of Starbase common stock under such warrants (adjusted to take into account Starbase’s recent reverse stock split) multiplied by the number of shares of Starbase common stock purchasable under such warrant (in each case adjusted to take into account the reverse stock split). Starbase shall use its best efforts to cause to be terminated each of Starbase warrants identified in Starbase’s disclosure schedule on or prior to the closing of the Offer, with no further obligation of Starbase thereunder, and Starbase shall provide to Borland all documentation relating to such termination.

Representations and Warranties

Starbase made customary representations and warranties to the Purchaser and Borland in the Merger Agreement, including representations relating to its:

•	due organization and qualification;

•	certificate of incorporation and bylaws;

•	capitalization;

•	filings with the Securities and Exchange Commission and financial statements;

•	absence of changes;

•	title to assets;

•	loans, customers and inventories;

•	equipment, real property and leaseholds;

•	intellectual property;

•	contracts;

•	sale of products and performance of services;

•	undisclosed liabilities;

•	compliance with legal requirements;

•	certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee and labor relations, and benefit plans;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	legal proceedings and orders;

•	authority, anti-takeover statutes and binding nature;

•	inapplicability of Section 203 of the Delaware General Corporation Law;

•	votes required;

•	noncontravention and consents;

•	the receipt of a fairness opinion;

•	financial advisory and other fees;

•	liquidity;

•	dealings with Silicon Valley Bank;

•	absence of financial advisory agreements;

•	inapplicability of certain provisions of the California Corporations Code; and

•	full disclosure.

The Purchaser and Borland made customary representations and warranties to Starbase in the Merger Agreement, including representations relating to their:

•	due organization;

•	authority and binding nature;

•	noncontravention and consents;

•	disclosure;

•	availability of funds; and

•	brokers’ and finders’ fees.

Interim Conduct of Business

The Merger Agreement provides that, except as contemplated by the Merger Agreement or as set forth in Starbase’s disclosure schedule, during the period from the date of the Merger Agreement through the acceptance of shares of Starbase common stock for purchase in the Offer: (i) Starbase shall ensure that it and each of its subsidiaries conducts its businesses and operations (A) in the ordinary course consistent with past practices and (B) in compliance with all applicable legal requirements and the requirements of all applicable contracts; (ii) Starbase shall use all commercially reasonable efforts to ensure that it and each of its subsidiaries preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its existing material relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it or any of its subsidiaries; (iii) Starbase shall keep in full force all insurance policies; (iv) Starbase shall cause to be provided all notices, assurances and support required by any applicable contract relating to any intellectual property in order to ensure that no condition under such contract occurs that could result in, or could increase the likelihood of (A) any transfer or disclosure by it or any of its subsidiaries of any source code or (B) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such contract; (v) Starbase shall promptly notify Borland of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the Merger Agreement, and (B) any legal proceeding commenced, or, to the knowledge of Starbase, threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries that relates to the transactions contemplated by the Merger Agreement; and (vi) Starbase shall (to the extent requested by Borland) cause its officers and the officers of its subsidiaries to report regularly (but in no event less frequently than weekly) to Borland concerning the status of Starbase’s business, operations and financial condition.

Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement through the acceptance of shares of Starbase common stock for purchase in the Offer, neither Starbase nor any of Starbase’s subsidiaries may:

•
(A) declare, accrue, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of Starbase, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (other than the valid exercise of Starbase stock options and warrants outstanding as of the date of the Merger Agreement);

•
sell, issue, grant, pledge or encumber or authorize the issuance, grant, pledge or encumbrance of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Starbase may issue shares of Starbase common stock upon the valid exercise of stock options or warrants outstanding as of the date of the Merger Agreement);

•
amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Starbase’s stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract, in each case with respect to the capital stock of Starbase or its subsidiaries;

•
amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	form any subsidiary or directly or indirectly acquire any equity or other interest in, or make any other investment in or capital contribution to, any other entity;

•
make any capital expenditure (except that Starbase and its subsidiaries may make capital expenditures that, when added to all other capital expenditures made on behalf of Starbase and its subsidiaries during the period from the date of the Merger Agreement through the acceptance of shares of Starbase common stock for purchase in the Offer, do not exceed $100,000 in the aggregate or $33,333 per month during such period);

•
enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

•
acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset, including without limitation, any intellectual property of Starbase, to any other person (except in each case for immaterial assets acquired, leased, licensed or disposed of by Starbase in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

•
dispose of or permit to lapse any rights to the use of any intellectual property of Starbase, or dispose of or disclose to any person other than representatives of Borland any trade secret, formula, process, know-how or other intellectual property of Starbase not theretofore a matter of public knowledge;

•	lend money to any person, or incur or guarantee any indebtedness, including without limitation, any additional borrowings under any existing lines of credit;

•
(A) except as required to comply with legal requirements or to renew employee benefit plans on the same terms and at the same costs, establish, adopt or amend any employee benefit plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants or (B) enter into or amend any employment, consulting, severance or similar agreement with any individual other than consulting agreements entered into in the ordinary course of business involving payments in the aggregate for all such consulting agreements not in excess of $50,000 in any month and not with a term in excess of 90 days;

•
hire any employee with an annual base salary in excess of $150,000 or with total annual compensation in excess of $300,000, or promote any employee except in order to fill a position vacated after the date of the Merger Agreement;

•
(A) change any of its pricing policies, product return or warranty policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies in any material respect or (B) make any change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to taxes), except as required by any changes in generally accepted accounting principles or as otherwise required by law;

•	make or rescind any material tax election or settle or compromise any material tax liability of Starbase or of any of it subsidiaries;

•
(A) commence or settle any legal proceeding, including, without limitation, any legal proceeding relating to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby or (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the consolidated financial statements (or the notes thereto) of Starbase and its consolidated subsidiaries;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to any acquisition proposal with respect to Starbase;

•	permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Borland;

•
enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of it or any of its subsidiaries to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the activities of it or any of its subsidiaries;

•
plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Starbase or its subsidiaries;

•
accelerate the collection of any account receivable or delay the payment of any account payable, or otherwise reduce the assets or increase the liabilities of Starbase or any of its subsidiaries otherwise than in the ordinary course of business consistent with past practice;

•	take any action that could be reasonably expected to result in any of the conditions to the Offer not being satisfied;

•	enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

•	agree or commit to take any of the actions described above.

Non-Solicitation Provisions

The Merger Agreement provides that Starbase and its subsidiaries must immediately cease any and all existing activities, discussions or negotiations with respect to any offer, proposal or indication of interest relating to or involving any of the following (each, an “Acquisition Proposal”), other than the transactions provided for in the Merger Agreement:

•	any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Starbase or any of its subsidiaries;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets of Starbase, including, without limitation, any license, lease or other transfer or disposition of all or substantially all of Starbase’s intellectual property, taken as a whole, in a single transaction or series of related transactions;

•
any purchase or tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Starbase or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

The Merger Agreement further provides that Starbase shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any affiliate, officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of Starbase or any of its subsidiaries to:

•	solicit or initiate, or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal;

•
participate in any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any person any information or data with respect to or provide access to the properties of Starbase or any of its subsidiaries, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or

•	enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal;

provided, however, that neither Starbase nor Starbase’s board of directors are prohibited from (x) taking and disclosing to Starbase’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to Starbase’s stockholders as, in the good faith judgment of Starbase’s board of directors, pursuant to advice from independent legal counsel, is reasonably expected to be required under applicable law, provided that Starbase may not, unless Starbase’s board of directors determines in good faith that such action is required to discharge the board’s fiduciary duties to Starbase’s stockholders under applicable law and meets certain other requirements set forth in the Merger Agreement, withdraw or modify, or propose to withdraw or modify, the recommendation of Starbase’s board of directors that Starbase’s stockholders accept the Offer and tender their shares of Starbase common stock in the Offer and adopt the Merger Agreement (the “Starbase Board Recommendation”), or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

For purposes of the Merger Agreement, “Superior Proposal” means an unsolicited Acquisition Proposal on terms that Starbase’s board of directors determines in good faith to be more favorable to Starbase’s stockholders than the Offer and the Merger (based on advice of Starbase’s independent financial advisor with respect to the value of the consideration provided for in such proposal, for which financing, to the extent required, is reasonably capable of being obtained); provided, however, that for purposes of this definition, “Acquisition Proposal” shall be deemed to refer only to a transaction involving a majority of the outstanding voting securities of Starbase or all or substantially all of the assets of Starbase.

Notwithstanding the foregoing, prior to the time of acceptance of Starbase’s common stock for payment in the Offer, Starbase may furnish information concerning its businesses or its subsidiaries, properties or assets to any person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) and may negotiate and participate in discussions and negotiations with such person or group whether or not such person or group has had previous discussions or negotiations with Starbase concerning a Superior Proposal, provided that such person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall be no more favorable to such third party than those provided for in the confidentiality agreement with Borland (provided that such confidentiality agreement must permit Starbase to disclose to Borland all of the information required to be disclosed by Starbase to Borland by the nonsolicitation provisions of the Merger Agreement), if:

•	such Person or group has submitted a Superior Proposal;

•
in the good faith opinion of Starbase’s board of directors, determined only after consulting with independent legal counsel to Starbase, such action is required to discharge the board’s fiduciary duties to Starbase’s stockholders under applicable law; and

•
Starbase has notified Borland in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than the second business day prior to so doing, provided that if such two business day period would extend beyond December 13, 2002, Starbase must notify Borland of its intention to engage in such discussions or negotiations or to provide such confidential information not less than the second business day prior to so doing; provided that if such two business day period would extend beyond December 13, 2002, Starbase must notify Borland of its intention to engage in such discussions or negotiations or to provide such information prior to doing so.

The Merger Agreement also provides that Starbase will promptly (but in no case later than 24 hours) notify Borland in writing of the existence of any proposal, discussion, negotiation or inquiry received by Starbase regarding any Acquisition Proposal, and Starbase will immediately communicate to Borland the terms of any proposal, discussion, negotiation or inquiry that it may receive regarding any Acquisition Proposal (and will promptly provide to Borland copies of any written materials (including e-mails) received by Starbase or its representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. Starbase will promptly provide to Borland any non-public information concerning Starbase provided to any other person in connection with any Acquisition Proposal that was not previously provided to Borland. Starbase will keep Borland fully informed on a prompt basis of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event Starbase is contacted on an unsolicited basis, and not in violation of the non-solicitation provisions of the Merger

Agreement, by a person or group (whether or not such person or group has had previous discussions or negotiations with Starbase) and such person or group indicates that it is interested in acquiring all or a portion of Starbase, but an Acquisition Proposal is not made, Starbase may nevertheless provide such third party with a copy of the confidentiality agreement with Borland and a copy of the Merger Agreement, provided, that Starbase promptly notifies Borland of any such contact or indication of interest and provides copies to Borland of any letters, emails, communications or other documents relating to such contact or indication of interest.

Starbase Stockholders’ Meeting

If adoption of the Merger Agreement by the stockholders of Starbase is required under applicable law in order to complete the Merger, the Merger Agreement provides that Starbase must call, give notice of and hold a meeting of the stockholders of Starbase for the purpose of voting upon the adoption of the Merger Agreement.

Under the terms of the Merger Agreement, Borland agreed to cause all shares of Starbase common stock owned by Borland or any subsidiary of Borland to be voted in favor of the adoption of the Merger Agreement at the Starbase stockholder meeting.

Notwithstanding the foregoing provisions of the Merger Agreement, if the Purchaser shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of Starbase common stock, the parties shall take all necessary and appropriate action to cause the merger of the Purchaser and Starbase to become effective as soon as practicable after the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of the Merger Agreement) without a stockholders meeting in accordance with Section 253 of the DGCL (a “Short Form Merger”), provided that Borland may, in its sole discretion, elect to delay the consummation of the Short Form Merger to permit Borland to cause Starbase to adopt a stock option plan for grants of stock options to Starbase employees to be approved by Starbase’s stockholders in accordance with all legal requirements as contemplated by the Merger Agreement.

Proxy Statement; Recommendation of Starbase’s Board of Directors

The Merger Agreement provides that if the adoption of the Merger Agreement by Starbase’s stockholders is required by applicable law in order to complete the Merger, Starbase must prepare and file with the Securities and Exchange Commission a proxy statement for use in connection with the solicitation of proxies from Starbase’s stockholders in connection with the Merger. Under the terms of the Merger Agreement, subject to the right of Starbase’s board of directors to withdraw or modify its recommendation as described below, the proxy statement must contain the Starbase Board Recommendation. The Merger Agreement further provides as follows:

•
Except as provided below, neither Starbase’s board of directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Borland or the Purchaser the Starbase Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal.

•
Notwithstanding the foregoing, subject to compliance with the nonsolicitation provisions of the Merger Agreement, prior to the time of acceptance for payment of Starbase common stock in the Offer, Starbase’s board of directors, after consulting with independent legal counsel, may withdraw or modify the Starbase Board Recommendation, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, if the board determines in good faith that such action is required to discharge the board’s fiduciary duties to Starbase’s stockholders under applicable law, provided that in each case Starbase has given Borland written notice at least four business days in advance of such action that Starbase’s board of directors has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

Reasonable Effort

The Merger Agreement provides that, subject to the terms and conditions thereof, Borland and Starbase shall use all reasonable efforts to take, or cause to be taken, all actions necessary to purchase shares of Starbase common stock in the Offer and consummate the Merger and make effective the other transactions contemplated by the Merger Agreement, including (i) making all filings and giving all notices required to be made and given in connection with the Offer and the Merger, (ii) using all reasonable efforts to obtain each consent (if any) required to be obtained by such party in connection with the Offer and the Merger, and (iii) using all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger. However, notwithstanding the foregoing, Borland does not have any obligation: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Starbase or any of its subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Starbase or any of its subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available to any third party any technology, software or other intellectual property, or to commit to cause Starbase or any of its subsidiaries to license or otherwise make available to any third party any technology, software or other intellectual property; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations, or to commit to cause Starbase or any of its subsidiaries to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment regarding its future operations or the future operations of Starbase or any of its subsidiaries; or (vi) to contest any legal proceeding relating to the Offer or the Merger if Borland determines in good faith that contesting such legal proceeding might not be advisable.

Employee Benefit Matters

Pursuant to the Merger Agreement, Borland has agreed that all employees of Starbase and its subsidiaries who continue employment with Borland, Starbase and Starbase’s subsidiaries after the completion of the Merger (“Continuing Employees”) shall be eligible to continue to participate in Starbase’s health and welfare benefit plans; provided, however, that (i) nothing shall limit the right of Borland or Starbase to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Borland or Starbase terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Borland’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Borland. Nothing in the Merger Agreement shall be construed to create a right in any employee to employment with Borland, Starbase or any other subsidiary of Starbase and the employment of each Continuing Employee shall be “at will” employment.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification existing in favor of those persons who are directors and officers of Starbase as of the date of the Merger Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the completion of the Merger, as provided in Starbase’s bylaws, certificate of incorporation and any written contract or agreement providing for indemnification to any Indemnified Person as in effect as of the date of the Merger Agreement, will survive the Merger and shall be observed by Starbase to the fullest extent available under Delaware law for a period of six years from the completion of the Merger.

In addition, provided that the officers of Starbase as of the date of the Merger Agreement prepare and execute the application with respect thereto, the Merger Agreement requires Borland to maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the completion of the Merger, a “tail” policy of directors’ and officers’ liability insurance covering the period of time from the completion of the Merger until up to the sixth anniversary thereof, to the extent that directors’ and officers’ liability insurance coverage is commercially available providing comparable coverage to the existing directors’ and officers’ liability insurance policy currently maintained by Starbase. However, Borland will not be required to pay an aggregate premium for such tail policy in excess of $500,000, and, in the event the aggregate premium for such tail policy would exceed $500,000, Borland will be entitled to alter the terms of such coverage and/or period of such coverage under the tail policy to such terms of coverage and/or period of time that can be obtained for an aggregate premium equal to $500,000, with the terms of such changes in coverage or period of coverage to be determined in consultation with each of the Continuing Directors; provided, further, that, if requested by the Continuing Directors, such aggregate premium shall be paid at or prior to the completion of the Merger.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of each party to complete the Merger are subject to the satisfaction or waiver of certain conditions, consisting of the following:

•
if required by applicable law (i.e. if, following successful completion of the Offer the Purchaser owns less than 90% of the then outstanding shares of Starbase common stock), the Merger must have been approved by the stockholders of Starbase in accordance with the DGCL and Starbase’s charter documents;

•
the Purchaser or Borland must have accepted for payment, and paid for, all of the shares of Starbase common stock that were validly tendered in the Offer and not properly withdrawn, provided, that in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered; and

•
no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes completion of the Merger illegal; provided, that in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Offer may be abandoned, at any time prior to the closing of the Offer or the completion of the Merger:

•	prior to the completion of the Merger, by mutual written consent of Borland and Starbase;

•
prior to the completion of the Merger, by either Borland or Starbase if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of shares of Starbase common stock in the Offer or the Merger or making the purchase by the Purchaser of shares of Starbase common stock in the Offer or completion of the Merger illegal;

•
prior to the completion of the Offer, by either Borland or Starbase if the Offer shall have expired without the acceptance for payment of shares of Starbase common stock, provided that (i) a party shall not be permitted to terminate the Merger Agreement for that reason if the failure of the acceptance for payment of shares of Starbase common stock in the Offer is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement (an “Expiration Termination”) and (ii) Starbase shall not be permitted to terminate the Merger Agreement for that reason unless it pays the termination fee and makes the other payments required to be made by Starbase to Borland under the Merger Agreement;

•
prior to the closing of the Offer, by either Borland or Starbase if the acceptance for payment of shares of Starbase common stock in the Offer shall not have occurred on or prior to the close of business on December 15, 2002, provided that (i) a party shall not be permitted to terminate the Merger Agreement for that reason if the failure of the acceptance for payment of shares of Starbase common stock in the Offer by the close of business on December 15, 2002 is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement (a “Drop-Dead Date Termination”) and (ii) Starbase shall not be permitted to terminate the Merger Agreement for that reason unless it pays the termination fee and makes the other payments required to be made by Starbase to Borland under the Merger Agreement;

•	prior to the closing of the Offer, by Borland if any “triggering event” (as defined below) shall have occurred (a “Triggering Event Termination”);

•
prior to the closing of the Offer, by Borland if any of Starbase’s representations and warranties contained in the Merger Agreement shall fail to be true and correct such that the condition to the Offer associated therewith would not be satisfied, or any of Starbase’s obligations, agreements or covenants contained in the Merger Agreement shall have been breached such that the condition to the Offer associated therewith would not be satisfied, subject in either case to certain cure rights (a “Starbase Breach Termination”);

•
prior to the closing of the Offer, by Starbase if any of Borland’s representations and warranties contained in the Merger Agreement shall fail to be true and correct, except where such failure does not have a material adverse effect on the ability of Borland or the Purchaser to purchase shares of Starbase common stock in the Offer or consummate the Merger, or Borland shall not have complied with in all material respects Borland’s covenants contained in the Merger Agreement, except where such noncompliance does not have a material adverse effect on the ability of Borland or the Purchaser to purchase shares of Starbase common stock in the Offer or consummate the Merger, subject in either case to certain cure rights; or

•
prior to the closing of the Offer, by Starbase if Starbase has proposed to enter into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal, provided that Starbase has complied with all of the nonsolicitation provisions of the Merger Agreement, including the notice provisions therein (a “Superior Proposal Termination”).

A “triggering event” shall be deemed to have occurred if: (i) Starbase’s board of directors shall have failed to unanimously recommend that Starbase’s stockholders accept the Offer and tender their shares of Starbase common stock in the Offer or vote to adopt the Merger Agreement, or shall have withdrawn or modified in a manner adverse to Borland the Starbase Board Recommendation, or shall have taken any other action which is reasonably determined by Borland to suggest that Starbase’s board of directors might not unanimously support the Offer or the Merger or might not believe that the Offer or the Merger is in the best interests of Starbase’s stockholders; (ii) Starbase shall have failed to include in the Schedule 14D-9 the Starbase Board Recommendation or a statement to the effect that Starbase’s board of directors has determined and believes that the Offer and the Merger are in the best interests of Starbase’s stockholders; (iii) Starbase’s board of directors fails to reaffirm Starbase Board Recommendation, or fails to reaffirm its determination that the Offer and the Merger are in the best interests of Starbase’s stockholders, within five business days after Borland requests in writing that such recommendation or determination be reaffirmed; (iv) Starbase’s board of directors shall have approved, endorsed, recommended or taken a neutral position with respect to any Acquisition Proposal; (v) Starbase shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Starbase shall have been commenced and Starbase shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Starbase recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, disclosed or commenced or submitted, made or publicly communicated to Starbase’s board of directors and Starbase (A) fails to comply with certain requirements set forth in the Merger Agreement or (B) otherwise fails to actively oppose such Acquisition Proposal; (viii) any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Starbase; (ix) Starbase or any of its subsidiaries or any representative of Starbase or any of its subsidiaries shall have breached or taken any action inconsistent with any of the nonsolicitation provisions of the Merger Agreement; or (x) there is any default under the agreements with respect to the Bridge Loan.

Fees and Expenses; Termination Fee

The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) will be paid by the party or parties, as applicable, incurring such expenses, whether or not the Offer and the Merger are successfully completed. Notwithstanding the foregoing, however, under the terms of the Merger Agreement Borland and Starbase will share equally all reasonably documented fees and out-of pocket expenses, other than attorneys’, accounting and financial advisory fees and expenses, incurred in connection with (A) the filing, printing and mailing of the documents relating to the Offer and the proxy statement relating to the Merger and any amendments or supplements thereto and (B) the filing of any notice or other document under any applicable foreign antitrust law or regulation.

Notwithstanding the foregoing, in the event that the Merger Agreement is terminated under the circumstances described below, the fees and expenses described in each of the paragraphs below will become payable:

•
If (i) except as provided below, the Merger Agreement is terminated by Borland or Starbase pursuant to an Expiration Termination or a Drop-Dead Date Termination and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly submitted, made or communicated to Starbase’s board of directors, (ii) the Merger Agreement is terminated by Borland pursuant to a Triggering Event Termination, (iii) the Merger Agreement is terminated by Borland pursuant to a Starbase Breach Termination and within one year from the date of termination Starbase or any of its subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do so, or (iv) the Merger Agreement is terminated by Starbase pursuant to a Superior Proposal Termination, then Starbase shall pay to Borland, in cash (in addition to any reimbursement of expenses described below), a nonrefundable termination fee in the amount equal to $1,500,000.

However, notwithstanding clause (i) above, no termination fee shall be required to be paid pursuant to clause (i) above if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to Starbase’s board of directors, Starbase’s board of directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Borland and the person or persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to Starbase’s stockholders, a supplement to Starbase’s Schedule 14D-9 describing such determination and reaffirming Starbase’s recommendation of the Offer and the Merger, provided, however, that if at any time prior to the date six months after the date of any such termination pursuant to clause (i) above, Starbase or any of its subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do any of the foregoing, Starbase shall pay the termination fee described above, provided that solely for purposes of the previous proviso, “Acquisition Proposal” shall not be deemed to refer to a transaction involving 25% or less of the outstanding shares of capital stock of Starbase.

•
If (x) except as provided below, the Merger Agreement is terminated by Borland or Starbase pursuant to an Expiration Termination or a Drop-Dead Date Termination and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly submitted, made or communicated to Starbase’s board of directors, (y) the Merger Agreement is terminated by Borland pursuant to a Triggering Event Termination or a Starbase Breach Termination, or (z) the Merger Agreement is terminated by Starbase pursuant to a Superior Proposal Termination, Starbase shall make a nonrefundable cash payment to Borland in an amount equal to the aggregate amount of all reasonably documented fees and out-of-pocket expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Borland in connection with the due diligence review of Starbase by Borland and its representatives, the preparation and negotiation of the Merger Agreement and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that such nonrefundable cash payment shall not exceed $750,000 in the aggregate.

However, notwithstanding clause (x) above, no cash payment shall be required to be paid pursuant to a termination described in clause (x) above if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to Starbase’s board of directors, Starbase’s board of directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Borland and the person or persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to Starbase’s stockholders, a supplement to Starbase’s Schedule 14D-9 describing such determination and reaffirming Starbase’s recommendation of the Offer and the Merger; provided, however, that if at any time prior to the sixth month anniversary of any such termination pursuant to clause (x) above, Starbase or any of its subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do any of the foregoing, Starbase shall make the expense payment described above, provided that solely for purposes of the previous proviso, “Acquisition Proposal” shall be deemed to refer only to a transaction involving 25% or less of the outstanding shares of capital stock of Starbase.

Procedure for Amendment, Extension or Waiver

Subject to applicable law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Borland, the Purchaser and Starbase. Notwithstanding the foregoing, however, in the event that the Merger Agreement has been adopted by the stockholders of Starbase in accordance with the DGCL, no amendment may be made to the Merger Agreement that requires the approval of such stockholders without such approval.

Definition of Material Adverse Effect

The Merger Agreement provides that “material adverse effect” means an event, occurrence, violation, inaccuracy, circumstance or other matter which, considered alone or together with any other matter or matters, had or could reasonably be expected to have a material adverse effect on (i) the business (financial or otherwise), condition, software engineer employee base, sales force employee base, capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of Starbase and its subsidiaries taken as a whole, (ii) the ability of Starbase to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement or the documents evidencing the Bridge Loan, or (iii) Borland’s or Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Starbase or the surviving corporation in the Merger; provided, however, that in determining whether there has been a material adverse effect, any adverse effect directly attributable to conditions in the industries in which Starbase and its subsidiaries operate, which conditions do not materially disproportionately affect Starbase and its subsidiaries, shall be disregarded.

The Tender and Voting Agreement

The following is a summary of the Tender and Voting Agreement entered into by Borland, the Purchaser and each of Starbase’s directors and certain of its executive officers. The following summary does not purport to be a complete description of the terms and conditions of the Tender and Voting Agreement and is qualified in its entirety by reference to the Tender and Voting Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Borland in connection with the Offer, and which is incorporated in this Offer to Purchase by reference.

As a condition and inducement to Borland and the Purchaser to enter into the Merger Agreement, all of Starbase’s directors and certain of its executive officers have entered into the Tender and Voting Agreement with Borland and the Purchaser pursuant to which they have agreed, in their capacity as stockholders of Starbase, to tender all of their shares of Starbase common stock, as well as any additional shares of Starbase common stock which they may acquire (pursuant to Starbase stock options or otherwise), to the Purchaser in the Offer. As of October 8, 2002, such directors and executive officers held in the aggregate 81,985 shares of Starbase common stock, which represented approximately 0.94% of Starbase’s Adjusted Outstanding Shares as of such date.

Under the terms of the Tender and Voting Agreement, each such director or executive officer has agreed, in such person’s capacity as a stockholder of Starbase, as follows:

•
to promptly (and, in any event, not later than ten business days after commencement of the Offer) tender or cause to be tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and not withdraw or cause to be withdrawn (except following the termination of the Offer in accordance with its terms), all of such stockholder’s shares of Starbase common stock;

•
that until the earlier of the completion of the Merger or the termination of the Merger Agreement, at any meeting of Starbase’s stockholders, and in any action by consent of Starbase’s stockholders, such stockholder shall vote (or cause to be voted) all of his shares of Starbase common stock: (i) in favor of adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Tender and Voting Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of Starbase under the Merger Agreement; and (iii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could reasonably be expected to result in any of the conditions to the Offer or to Starbase’s obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Tender and Voting Agreement; and

•
to appoint Borland and certain representatives of Borland as such stockholder’s attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all such stockholder’s shares of Starbase common stock at any meeting of Starbase’s stockholders, and in any action by written consent of Starbase’s stockholders, on the matters and in the manner specified in the Tender and Voting Agreement, upon any failure of such stockholder to fulfill his obligations thereunder.

Each such stockholder has also agreed that, with certain limited exceptions, such stockholder shall not (except as contemplated by the Tender and Voting Agreement itself) sell, transfer, tender (except into the Offer) or otherwise dispose of, or grant a proxy or power of attorney with respect to, or enter into any voting agreement, or create or permit to exist any encumbrances of any nature whatsoever with respect to, any of such stockholder’s shares of Starbase common stock. In addition, each such stockholder has agreed not to take any action that would make any representation or warranty of such stockholder therein untrue or incorrect in any material respect or have the effect of preventing, delaying or disabling such stockholder from performing such stockholder’s obligations thereunder. Finally, each such stockholder has also agreed not to solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, provided that such provision shall not preclude any stockholder from exercising any rights or duties in such stockholder’s capacity as a director or officer of Starbase pursuant to the nonsolicitation provisions of the Merger Agreement.

The Bridge Loan

The following is a summary of the Loan and Security Agreement, dated as of October 8, 2002 (the “Loan and Security Agreement”), and Intellectual Property Security Agreement, dated as of October 8, 2002 (the “Intellectual Property Security Agreement”), each entered into between Borland and Starbase, and the bridge loan (“Bridge Loan”) to be funded by Borland thereunder. The following summary does not purport to be a complete description of the terms and conditions of the Loan and Security Agreement and the Intellectual Property Security Agreement and is qualified in its entirety by reference to the Loan and Security Agreement and Intellectual Property Security Agreement, copies of which are filed as exhibits to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Borland in connection with the Offer, and which are incorporated in this Offer to Purchase by reference.

Contemporaneously with the execution and delivery of the Merger Agreement, Borland and Starbase entered into a Loan and Security Agreement, Intellectual Property Security Agreement and related documents providing for the Bridge Loan from Borland to Starbase, in a maximum amount of $2,000,000. Under the terms of the Loan and Security Agreement, Borland has agreed to provide Starbase with an initial funding of $750,000 of the Bridge Loan upon the satisfaction of the conditions specified therein (including the filing by Starbase of its Schedule 14D-9), to fund an additional $500,000 of the Bridge Loan on the 30-day anniversary of the initial funding and to fund an additional $750,000 of the Bridge Loan on the 60-day anniversary of the initial funding. The Bridge Loan will bear interest on the outstanding daily balance thereof from the date of disbursement until satisfaction in full at 8% per annum, with a default rate of interest equal to the lesser of 13% per annum or the maximum rate permissible by law. The Bridge Loan will be secured by all personal property of Starbase, including accounts, contract rights, general intangibles, goods, instruments, documents, policies and certificates of insurance, deposits, money, investment property, inventory and intellectual property (including trademarks, service marks, trade names, service names, patents, patent applications, computer programs and source code) of Starbase. The security interest of Borland will be subordinate only to the security interest of Silicon Valley Bank pursuant to the Accounts Receivables Purchase Agreement between Starbase and Silicon Valley Bank dated as of April 19, 2002. Starbase has agreed not to borrow any amounts pursuant to such agreement while any amounts are owed to Borland under the Bridge Loan.

The outstanding principal amount of the Bridge Loan (and any interest accrued thereon) is immediately due and payable upon the earliest of the following dates (the “Maturity Date”):

•
except as otherwise provided below, in the event that the Merger Agreement is terminated (a) by either Borland or Starbase (i) if the Offer shall have expired without the acceptance for payment of shares of Starbase common stock in the Offer or (ii) if the acceptance for payment of shares of Starbase common stock in the Offer shall not have occurred on or prior to the close of business on December 15, 2002, and, in either such case, all conditions to the Offer (other than the Minimum Condition) have been satisfied, or (b) by Starbase by reason of the failure of Borland’s representations and warranties to be true in all material respects, or Borland’s failure to have performed or complied in all material respects with any of its covenants set forth in the Merger Agreement, the date 14 calendar days after such termination;

•
except as otherwise provided below, in the event that the Merger Agreement is terminated by Starbase by reason of it proposing to enter into an agreement with respect to a Superior Proposal or approving or recommending a Superior Proposal, on the date immediately prior to such termination;

•	except as otherwise provided below, in the event of a termination of the Merger Agreement for any other reason, on the date on which the Merger Agreement is terminated;

•	on the date on which any event of default occurs under the Loan and Security Agreement; or

•	December 15, 2002.

Notwithstanding the foregoing, in the event that the Maturity Date occurs by reason of any termination of the Merger Agreement, $550,000 of the outstanding principal amount of the Bridge Loan (and any interest accrued thereon) shall not become due and payable until the earliest to occur of: (A) such time as a termination fee, if any, would be payable to Borland by Starbase under the Merger Agreement; (B) such time as Starbase enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal (as defined in the Merger Agreement), or agrees or resolves to do any of the foregoing, provided, that solely for this purpose an “Acquisition Proposal” shall not be deemed to refer to a transaction involving 25% or less of the outstanding shares of capital stock of Starbase; and (C) the one year anniversary of the date of termination of the Merger Agreement.

The events of default under the Loan and Security Agreement include the following:

•	if Starbase fails to pay any of the obligations thereunder when due;

•	if Starbase fails to perform any of its other obligations thereunder or under any related loan documentation, subject to certain cure rights;

•	if Silicon Valley Bank exercises any of its rights under any of its loan documents with Starbase;

•	if there occurs a default, breach or failure to perform on the part of Starbase, or a “Triggering Event” under the Merger Agreement resulting in the termination of the Merger Agreement;

•	if, in Borland’s determination, a “Material Adverse Effect” (as defined in the Loan and Security Agreement) shall have occurred on Starbase;

•
if an event occurs that results in a material diminution of the value of, or adversely affects the priority of Borland’s security interest in, the Collateral (as defined in the Loan and Security Agreement), taken as a whole;

•	if any material portion of Starbase’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon;

•	if Starbase or any of its subsidiaries becomes insolvent, or if an insolvency, bankruptcy or similar proceeding is commenced by or against Starbase or any of its subsidiaries;

•
if there is a default in any agreement to which Starbase is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness of Starbase in an amount in excess of $100,000 or that could have a Material Adverse Effect or result in any release of any source code for any Starbase software; or

•
if any material misrepresentation or material misstatement exists in any warranty or representation set forth in the Loan and Security Agreement or any related document or the Merger Agreement, or in any document or certificate delivered to Borland pursuant thereto or to induce Borland to enter into any of such documents.

13.    Certain Conditions to the Offer

The Merger Agreement provides that the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered shares of Starbase common stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or the payment for, any tendered shares of Starbase common stock, and may amend the Offer consistent with the terms of the Merger Agreement or terminate the Offer and not accept for payment any tendered shares of Starbase common stock, if:

•	the Minimum Condition shall not have been satisfied at the time of expiration of the Offer, as it may be extended; or

•
at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, as it may be extended, any of the following events or circumstances shall occur or exist or shall be determined by Borland or the Purchaser to have occurred or exist, and in the reasonable judgment of Borland or the Purchaser, and regardless of the circumstances (including any action or inaction by Borland or the Purchaser other than an action or inaction by Borland or the Purchaser constituting a material breach of the Merger Agreement) giving rise to such event or circumstance, such event or circumstance makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Starbase common stock:

ù
any waiting period under any applicable foreign antitrust law or regulation or other legal requirement shall not have expired or been terminated or any Consent required under any applicable foreign antitrust law or regulation or other legal requirement shall not have been obtained;

ù
the representations and warranties of Starbase set forth in the Merger Agreement which are not qualified by “materiality” or “material adverse effect” shall not have been true and correct in all material respects as of the date of the Merger Agreement or shall not be true and correct in all material respects as of any subsequent date as though made on or as of such subsequent date, or the representations and warranties that are qualified by “materiality” or “material adverse effect” shall not have been true and accurate in all respects as of the date of the Merger Agreement or shall not be true and correct in all respects as of any subsequent date as though made on or as of such subsequent date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period), or Starbase shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

ù
since the date of the Merger Agreement, there shall have occurred any material adverse effect on Starbase and its subsidiaries, or any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a material adverse effect on Starbase and its subsidiaries;

ù
any consent identified in a schedule to the Merger Agreement, or any other material consent required to be obtained in connection with the Offer or the Merger, shall not have been obtained or shall not be in full force and effect;

ù
any temporary restraining order, preliminary or permanent injunction or other order preventing the purchase by the Purchaser of shares of Starbase common stock in the Offer or completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any legal requirement enacted or deemed applicable by a governmental body to the Offer or the Merger that makes the purchase by the Purchaser of shares of Starbase common stock in the Offer or completion of the Merger illegal;

ù
there shall be pending or threatened any legal proceeding in which a governmental body is or is threatened to become a party or is otherwise involved or either Borland or Starbase shall have received a communication from any governmental body in which such governmental body indicates the possibility of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the purchase of shares of Starbase common stock in the Offer or completion of the Merger; (ii) relating to the Offer or the Merger and seeking to obtain from Borland or any of Starbase and its subsidiaries, any damages or other relief that may be material to Borland or Starbase and its subsidiaries; (iii) seeking to prohibit or limit in any material respect Borland’s or the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Starbase; (iv) that could materially and adversely affect the right of Borland or any of Starbase and its subsidiaries to own the assets or operate the business of Starbase and its subsidiaries; or (v) seeking to compel any of Starbase and its subsidiaries, Borland or any subsidiary of Borland to dispose of or hold separate any material assets as a result of the Offer or the Merger;

ù
there shall be pending any legal proceeding in which, in the reasonable judgment of Borland, there is a reasonable possibility of an outcome that could have a material adverse effect on Starbase and its subsidiaries or a material adverse effect on Borland: (i) challenging or seeking to restrain or prohibit the purchase of shares of Starbase common stock in the Offer or completion of the Merger; (ii) relating to the Offer or the Merger and seeking to obtain from Borland or any of Starbase and its subsidiaries, any damages or other relief that may be material to Borland or Starbase and its subsidiaries; (iii) seeking to prohibit or limit in any material respect Borland’s or the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Starbase; (iv) that would materially and adversely affect the right of Borland or any of Starbase and its subsidiaries, to own the assets or operate the business of any of Starbase and its subsidiaries; or (v) seeking to compel any of Starbase and its subsidiaries, Borland or any subsidiary of Borland to dispose of or hold separate any material assets as a result of the Offer or the Merger, provided that this condition shall not apply with respect to any legal proceeding relating to the ownership of certain Starbase shares held in escrow for the benefit of the founders of Starbase;

ù
there shall not have occurred and be continuing: (i) (A) any general suspension of trading in, or limitation on prices for, securities on The Nasdaq Stock Market for a period in excess of three hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchange not related to market conditions) or (B) any decline in any of the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies, the Nasdaq Composite Index or the Nasdaq Computer and Data Processing Index in excess of 15% measured from the close of business on the date of the Merger Agreement; (ii) a declaration by a governmental body of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) an act of terrorism or a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, which in any case could have a material adverse effect on Starbase and its subsidiaries or could materially adversely affect Borland’s or the Purchaser’s ability to purchase shares of Starbase common stock in the Offer or consummate the Merger; (iv) any extraordinary limitation (whether or not mandatory) by any governmental body on the extension of credit generally by banks or other financial institutions; or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

ù
Starbase’s board of directors (i) shall have withdrawn, modified or changed in a manner adverse to Borland or the Purchaser (including by amendment of the Schedule 14D-9) the Starbase Board Recommendation, (ii) shall have recommended or remained neutral with respect to an Acquisition Proposal, (iii) shall have adopted any resolution or announced any intention to effect any of the foregoing, or (iv) shall fail to reaffirm Starbase Board Recommendation within five business days after Borland requests that Starbase Board Recommendation be reaffirmed;

ù	the Merger Agreement shall have been terminated in accordance with its terms;

ù
there shall be a deterioration in Starbase’s cash flow or liquidity or the amounts provided by Starbase’s working capital, together with the funds provided by the Bridge Loan from Borland, such that the funds shall no longer be sufficient to maintain Starbase’s level of operations as of the date of the Merger Agreement through at least December 15, 2002; or

ù	a “triggering event” shall have occurred under the Merger Agreement.

The foregoing conditions are for the sole benefit of Borland and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Borland or the Purchaser, in whole or in part, at any time and from time to time, in the reasonable discretion of Borland or the Purchaser. The failure by Borland or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of Starbase common stock will be promptly returned to the tendering stockholders.

14.    Certain Legal Matters

Except as described in this Section 14, based on information provided by Starbase, none of Starbase, the Purchaser or Borland is aware of any license or regulatory permit that appears to be material to the business of Starbase that might be adversely affected by the Purchaser’s acquisition of shares of Starbase common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Starbase common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and Borland presently contemplate that such approval or other action will be sought, except as described below under “State Takeover Statutes”. While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of Starbase common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Starbase’s business or that certain parts of Starbase’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of Starbase common stock that are tendered in the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

Delaware Law

In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder (and such action may not be taken by written consent).

Starbase’s board of directors has taken all actions necessary to exempt the Merger Agreement, the Tender and Voting Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement from the provisions of Section 203 of the DGCL.

State Takeover Statutes

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Starbase, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting such laws.

In 1982, in a case named Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in a case named CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in a case named TLX Acquisition Corp. v. Telex Corp., a Federal District Court located in the State of Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they purported to apply to corporations incorporated outside of the State of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in a case named Tyson Foods, Inc. v. McReynolds, a Federal District Court located in the State of Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of the State of Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court located in the State of Florida held in a case named Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of the State of Florida.

Antitrust

United States Antitrust Law.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offer and the Merger are not subject to the filing and waiting period requirements of the HSR Act.

Notwithstanding the foregoing, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of shares of Starbase common stock in the Offer and the Merger. At any time before the Purchaser’s acquisition of shares of Starbase common stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser’s acquisition of shares of Starbase common stock in the Offer, the Merger or otherwise, or seeking the divestiture of shares of Starbase common stock acquired by the Purchaser, or the divestiture of substantial assets of Borland or its subsidiaries. At any time after the Purchaser’s acquisition of shares of Starbase common stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of Starbase common stock acquired by the Purchaser in the Offer and the Merger or the divestiture of substantial assets of Borland or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of Starbase common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Foreign Antitrust Law. The antitrust and competition laws of certain foreign countries may apply to the Offer and the Merger and filings and notifications may be required. The Purchaser, Borland and Starbase are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extent required.

Federal Reserve Board Regulations

Regulations G, U and X of the Federal Reserve Board (the “Margin Regulations”) restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the shares of Starbase common stock, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer has been structured to be in full compliance with the margin regulations.

15.    Fees and Expenses

The Purchaser and Borland have retained Georgeson Shareholder Communications Inc. to act as the Information Agent for the Offer, and Mellon Investor Services LLC to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities and expenses under United States federal securities laws.

The Information Agent may contact holders of Starbase common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Starbase common stock.

Neither the Purchaser nor Borland will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a licensed broker or dealer to a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Starbase common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.    Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Starbase common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Borland is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or Borland becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of Starbase common stock prior to the expiration of the Offer.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Borland that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Purchaser and Borland have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, Starbase has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning Starbase) of this Offer to Purchase, except that such material will not be available at the regional offices of the Securities and Exchange Commission.

GALAXY ACQUISITION CORP.

October 11, 2002

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
THE PURCHASER AND BORLAND

1.    Directors and Executive Officers of the Purchaser

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Galaxy Acquisition Corp., c/o Borland Software Corporation, 100 Enterprise Way, Scotts Valley, CA 95066. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Frederick A. Ball President and Treasurer; Director
Mr. Ball joined Borland in September 1999 as Senior Vice President and Chief Financial Officer. In June 2001, Mr. Ball was promoted to Executive Vice President and Chief Financial Officer. Prior to joining Borland, Mr. Ball served as the Vice President of Mergers and Acquisitions for KLA-Tencor Corporation, the world’s leading supplier of process control and yield management solutions for the semiconductor industry, since June 1999. Prior to his position in the M&A department at KLA-Tencor Corporation, Mr. Ball was the Vice President of Finance for KLA-Tencor Corporation following the merger with Tencor Instruments in 1997. Mr. Ball joined Tencor Instruments as Corporate Controller in March 1995 and was promoted to Corporate Vice President and appointed Corporate Secretary in January of 1996. Mr. Ball was employed with PricewaterhouseCoopers LLP from September 1984 to March 1995. Age: 40

Keith E. Gottfried Vice President and Secretary; Director
Mr. Gottfried joined Borland in June 2000, and currently serves as Senior Vice President–Law and Corporate Affairs, General Counsel, Corporate Secretary and Chief Legal Officer. Prior to joining Borland, Mr. Gottfried was a corporate attorney in the New York office of the law firm Skadden, Arps, Slate, Meagher & Flom LLP where he advised public and private companies on mergers and acquisitions, joint ventures, federal securities registrations and compliance, and general corporate matters. Mr. Gottfried holds a law degree, cum laude, from Boston University’s School of Law where he was named an Edward F. Hennessey Distinguished Scholar of Law and a G. Joseph Tauro Scholar of Law, an M.B.A. with high honors from Boston University’s Graduate School of Management, and a Bachelor of Science in Economics (concentrated in Accounting) from the University of Pennsylvania’s Wharton School. Mr. Gottfried is also a Certified Public Accountant and, prior to attending law school, was employed as an accountant and auditor with the accounting firm of Arthur Young & Company, a predecessor firm to Ernst & Young LLP. Mr. Gottfried is admitted to the practice of law by the state bars of California, New York, Pennsylvania, New Jersey and Massachusetts. Mr. Gottfried is a member of the Board of Directors of the Business Software Alliance, a trade association of leading software companies. Age: 35

2.    Directors and Executive Officers of Borland

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Borland are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Borland Software Corporation, 100 Enterprise Way, Scotts Valley, CA 95066. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Dale L. Fuller President and Chief Executive Officer; Director
Mr. Fuller has served as President and Chief Executive Officer of Borland since December 2000, and served as Interim President and Chief Executive Officer from April 1999 to December 2000. He has been a director of Borland since April 1999. Prior to joining Borland, Mr. Fuller was a private investor from 1998 to 1999. From 1996 to 1998, Mr. Fuller served as Chief Executive Officer at WhoWhere? Inc., a leading Internet site, which was sold to Lycos in 1998. From 1995 to 1996, Mr. Fuller served as General Manager and Vice President of the PowerBooks Division at Apple Computer, Inc., a personal computer manufacturer. Prior to joining Apple Computer, Mr. Fuller served as General Manager and Vice President of the Portables Division at NEC Corporation, a personal computer manufacturer, from 1993 to 1995. Mr. Fuller is a member of the board of directors of the Software and Information Industry Association (SIIA), a trade association representing companies in the software and information industries. Age: 44

Frederick A. Ball Executive Vice President and Chief Financial Officer
Mr. Ball joined Borland in September 1999 as Senior Vice President and Chief Financial Officer. In June 2001, Mr. Ball was promoted to Executive Vice President and Chief Financial Officer. Prior to joining Borland, Mr. Ball served as the Vice President of Mergers and Acquisitions for KLA-Tencor Corporation, the world’s leading supplier of process control and yield management solutions for the semiconductor industry, since June 1999. Prior to his position in the M&A department at KLA-Tencor Corporation, Mr. Ball was the Vice President of Finance for KLA-Tencor Corporation following the merger with Tencor Instruments in 1997. Mr. Ball joined Tencor Instruments as Corporate Controller in March 1995 and was promoted to Corporate Vice President and appointed Corporate Secretary in January of 1996. Mr. Ball was employed with PricewaterhouseCoopers LLP from September 1984 to March 1995. Age: 40

Name and Position	Present Principal Occupation or Employment and Employment History
Douglas W. Barre Senior Vice President and Chief Operating Officer
Mr. Barre joined Borland in May 2000 as Senior Vice President and Chief Operating Officer. Prior to joining Borland, Mr. Barre was Senior Vice President of Enterprise Software at Compuware Corporation since April 1997, and prior to that position served as Vice President and General Manager of Compuware Corporation’s European Operations since October 1995. Prior to Compuware Corporation, Mr. Barre was Vice President of Business Transformation and Chief Information Officer of Bell Mobility, since April 1994. Mr. Barre has also held senior management positions at AT&T/Cantel, Imperial Oil Ltd. and Texaco Canada Inc. Age: 58

Keith E. Gottfried Senior Vice President – Law and Corporate Affairs, General Counsel, Corporate Secretary and Chief Legal Officer
Mr. Gottfried joined Borland in June 2000, and currently serves as Senior Vice President–Law and Corporate Affairs, General Counsel, Corporate Secretary and Chief Legal Officer. Prior to joining Borland, Mr. Gottfried was a corporate attorney in the New York office of the law firm Skadden, Arps, Slate, Meagher & Flom LLP where he advised public and private companies on mergers and acquisitions, joint ventures, federal securities registrations and compliance, and general corporate matters. Mr. Gottfried holds a law degree, cum laude, from Boston University’s School of Law where he was named an Edward F. Hennessey Distinguished Scholar of Law and a G. Joseph Tauro Scholar of Law, an M.B.A. with high honors from Boston University’s Graduate School of Management, and a Bachelor of Science in Economics (concentrated in Accounting) from the University of Pennsylvania’s Wharton School. Mr. Gottfried is also a Certified Public Accountant and, prior to attending law school, was employed as an accountant and auditor with the accounting firm of Arthur Young & Company, a predecessor firm to Ernst & Young LLP. Mr. Gottfried is admitted to the practice of law by the state bars of California, New York, Pennsylvania, New Jersey and Massachusetts. Mr. Gottfried is a member of the Board of Directors of the Business Software Alliance, a trade association of leading software companies. Age: 35

Name and Position	Present Principal Occupation or Employment and Employment History
William F. Miller Chairman of the Board and Director
Dr. Miller has served as the Chairman of the board and as a director of Borland since January 1996. Dr. Miller is the Herbert Hoover Professor Emeritus, Graduate School of Business, Stanford University, and President Emeritus of SRI International, one of the world’s largest independent research, technology development and consulting organizations, where he served as President and Chief Executive Officer for 11 years. He is also Professor Emeritus of Computer Science, School of Engineering, Stanford University. Dr. Miller was Chairman of WhoWhere?, Inc., which was sold to Lycos, Inc. in 1998, and he has served on the boards of directors of a number of public companies, including Wells Fargo and Co. and Fireman’s Fund Insurance Company (which was acquired by Allianz A.G. of Munich, Germany in 1991). Dr. Miller currently serves on the boards of the following private companies: Sentius Corporation, X Peed Inc., Data Digest Inc., Pumpkin Networks, Inc. and Handysoft U.S.A. Mr. Miller holds an honorary doctorate, PhD, Masters and Bachelor’s degrees from Purdue University. He is a life member of the National Academy of Engineering, a Fellow of the American Academy of Arts and Sciences, a Life Fellow of the Institute of Electrical and Electronics Engineers (IEEE), and a Fellow of the American Association for the Advancement of Sciences. Age: 76

Robert H. Kohn Vice Chairman of the Board and Director
Mr. Kohn has served as the Vice Chairman of the board and as a director of Borland since May 2000. Mr. Kohn is a co-founder of EMusic.com Inc., a provider of downloadable music over the Internet, and served as Chairman of the Board and Secretary of EMusic.com, Inc. from January 1998 to April 2001 when it was acquired by Vivendi/Universal, Inc. Since December 1999, Mr. Kohn has served as Chairman and Chief Executive Officer of Laugh.com, Inc., a privately held comedy record company. From July 2000 until June 2001, Mr. Kohn was a member of the board of directors of GlobelNet, Inc., an international telecommunications service. From October 1996 to December 1997, Mr. Kohn was Vice President, Business Development and General Counsel of Pretty Good Privacy, Inc., a developer and marketer of Internet encryption and security software. From March 1987 to September 1996, he was Senior Vice President of Law and Corporate Affairs, General Counsel and Corporate Secretary of Borland. Mr. Kohn also served as Chief Legal Counsel for Ashton-Tate Corporation, a developer and marketer of computer software that was acquired by Borland in 1991. Mr. Kohn also served as Associate General Counsel for Candle Corporation, a developer principally of software for mainframe computers from 1985 to 1987. Mr. Kohn is co-author of the book Kohn On Music Licensing. Mr. Kohn holds a Bachelor’s of Science degree in Business Administration from California State University at Northridge and a law degree from Loyola Law School. Age: 45

Name and Position	Present Principal Occupation or Employment and Employment History
Robert Dickerson Director
Mr. Dickerson has served as a director of Borland since June 2000. Mr. Dickerson, who currently is the President and Chief Executive Officer of Pacific Edge Software, served as Senior Vice Presidentand General Manager for Products for Rational Software Corporation, an Internet software tools company, from April 1997 to March 2000. From March 1995 to April 1997, he was Vice President of Marketing and a General Manager for several business units at Pure Atria Corporation, a primarily UNIX software company. From January 1988 to March 1995, Mr. Dickerson was Vice President of Product Marketing and later Senior Vice President for Database and Connectivity Products for Borland. Prior to joining Borland, Mr. Dickerson served as Director of Product Marketing and Program Management at Microsoft Corporation. Mr. Dickerson holds an M.B.A. from the Harvard Business School, and a Bachelor’s degree in Electrical Engineering from the University of Houston. Age: 45

William K. Hooper Director
Mr. Hooper has served as a director of Borland since May 1999. Mr. Hooper is the President of the Woodside Hotels and Resorts Group Services Corporation and Monterey Plaza Hotel Corporation. Mr. Hooper serves as an advisor to Acuity II Ventures, a venture capital investment fund. Mr. Hooper also has served on the board of directors of several non-profit organizations. From 1982 to 1985, Mr. Hooper was a consultant with McKinsey and Company, a leading business management consulting firm. In 1985, Mr. Hooper joined Woodside Hotels as Executive Vice President, and in 1993, he was appointed President. Mr. Hooper is a 1982 graduate of the Stanford Graduate School of Business and a 1977 graduate of Dartmouth College. Age: 47

Laura S. Unger Director
Ms. Unger has served as a director of Borland since April 1, 2002. From February 2001 until August 3, 2001, Ms. Unger served as Acting Chairperson of the Securities and Exchange Commission. From March 1997 to February 2001, Ms. Unger served as an SEC Commissioner. Before being appointed to the SEC, Ms. Unger served as Securities Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from January 1995 to November 1997. Ms. Unger is also a former Congressional Fellow. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC in Washington, D.C. Ms. Unger received a Bachelor of Arts degree from the University of California at Berkeley in 1983 and a Juris Doctor degree from New York Law School in 1987. Age: 41.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Starbase common stock and any other required documents should be sent or delivered by each stockholder of Starbase or such stockholder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

Mellon Investor Services LLC

By Facsimile Transmission	By Registered or Certified Mail:	By Overnight Courier:	By Hand:

(For Eligible Institutions Only): (201) 296-4293 For Confirmation Only: (201) 296-4860	P.O. Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	85 Challenger Road Mail Stop – Reorg Ridgefield Park, NJ 07660 Attn: Reorganization Department	120 Broadway 13th Floor New York, NY 10271

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at its telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004

Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (866) 431-8993